Exhibit 6

Santiago, Chile, August 3, 2026

The Republic of Chile

Ministry of Finance

Teatinos 120, piso 12

Santiago, Chile

Republic of Chile

€1,250,000,000 4.000% Notes due 2034

€1,100,000,000 4.375% Notes due 2038

€750,000,000 4.750% Notes due 2046

Ladies and Gentlemen:

We have acted as special Chilean counsel to the Republic of Chile (the “Republic”) in connection with the Republic’s offering, pursuant to registration statements (Nos. 333-262548 and 333-295857) (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) of €1,250,000,000 aggregate principal amount of its 4.000% Notes due 2034 (the “2034 Notes”), €1,100,000,000 aggregate principal amount of its 4.375% Notes due 2038 (the “2038 Notes”) and €750,000,000 aggregate principal amount of its 4.750% Notes due 2046 (the “2046 Notes,” and collectively with the 2034 Notes, and the 2038 Notes, the “Notes”), which Notes were issued pursuant to an indenture, dated as of December 12, 2014 (the “Base Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the first supplemental indenture, dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Such Registration Statements as so amended at the time of effectiveness, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, and the documents incorporated by reference therein, except Exhibit 99.C to the Annual Report, is herein called the “Registration Statements”; the related prospectus dated July 22, 2026, included in the Registration Statements as filed with the Commission, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”. The related preliminary prospectus supplement dated July 27, 2026, relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, hereinafter called the “Preliminary Prospectus Supplement”. The related prospectus supplement dated July 27, 2026, relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, hereinafter called the “Final Prospectus Supplement”. The Base Prospectus and the Preliminary Prospectus Supplements together are herein called the “Pricing Prospectus” and the Base Prospectus and the Final Prospectus Supplements together are herein called the “Final Prospectus”.

Isidora Goyenechea 3477, piso 12

Santiago, Chile

T +56 22941 9000

In arriving at the opinion expressed below, we have reviewed the following documents:

1.	the Registration Statements and the Final Prospectus;

2.	the Indenture;

3.	the Authorization executed by the Republic of Chile dated August 3, 2026, pursuant to which the terms of the Notes were established;

4.	a facsimile copy of the Notes, in global form as executed by Chile and authenticated by the Trustee;

5.	all the relevant provisions of the Constitution of the Republic of Chile of 1980, as amended (the “Constitution”), and all relevant laws and orders of Chile, including but not limited to the following (copies and translations of which are attached as Exhibit A to this opinion):

a.	Article 32, number 6, Article 63, number 7 and 8, and Article 65, paragraph 4, number 3, of the Constitution;

b.	Articles 45, 46, 47, 47 bis and 48 of Decree Law No. 1,263 of November 21, 1975, as amended;

c.	Decree Law No. 2,349 of October 13, 1978, as amended;

d.	Law No. 21,831, published in the Official Gazette on July 10, 2026;

e.	Supreme Decree No. 647 dated July 14, 2026, of the Ministry of Finance of the Republic and published in the Official Gazette on July 25, 2026, as currently in effect; and

6.	all such other documents, instruments, and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

We have assumed for purposes of this opinion: (i) that the Trustee has adequate power, authority and legal right to enter into the Indenture, to execute the documents and take the actions to be executed and taken thereunder, including the authentication of the Notes; (ii) the authenticity of all documents examined by us (and the completeness of and conformity to the originals of any copies thereof submitted to us) and the genuineness of all signatures; and (iii) that the Notes and the Indenture, and any other related agreement or document that is stated to be governed by and construed in accordance with New York law, has been duly authorized, executed and delivered pursuant to New York law.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that under and with respect to the present laws and regulations of Chile, the Notes have been duly executed and delivered by the Republic and constitute valid and legally binding obligations of the Republic.

In rendering this opinion we have relied, without independent investigation, (i) to the extent this opinion involves any matter of United States Federal and New York law, upon the opinion of Allen Overy Shearman Sterling US LLP, special U.S. counsel to the Republic, dated as of even date herewith and included as an exhibit to the Amendment No. 6 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2024 (the “Amendment”); and (ii) as to matters of fact, to the extent we have deemed proper, on certificates of officers of the Republic and certificates or other written statements of Chilean officials having custody of relevant documents.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to our name under the caption “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Final Prospectus Supplements. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

Garrigues Chile Limitada

By:	/s/ Pedro García Morales
Pedro García Morales, a Partner

EXHIBIT A

CERTIFIED COPIES AND TRANSLATIONS OF GOVERNMENTAL AUTHORIZATIONS

I.	Constitución Política de la República de Chile	Constitution of the Republic of Chile

II.	Decreto Ley Nº 1.263 de 1975 – Decreto Ley Orgánico de Administración Financiera del Estado	Decree Law No. 1,263 of 1975 – Institutional Basis of the Financial Administration of the State

III.	Decreto Ley Nº 2.349 De 1978 – Establece Normas sobre Contratos Internacionales para el Sector Público	Decree Law No. 2,349 of 1978 - Rules Governing International Agreements of the Public Sector

IV.	Decreto con Fuerza de Ley Nº 7.912 De 1927 – Decreto que Organiza las Secretarías de Estado.	Decree with Force of Law No. 7,912 of 1927 – Decree that Organizes the Secretaries of the State [Ministries].

V.	Ley Nº21.831 – Autoriza mayor endeudamiento del gobierno central durante el año 2026.	Law No. 21,831 – Authorizes Increased Indebtedness of the Central Government during the Year 2026

VI.	Decreto Supremo Nº 647 de 2026–Autoriza Emisión de Valores Representativos de Deuda Pública Directa, para su Colocación en el Mercado de Capitales.	Supreme Decree No. 647 of 2026 – Authorizes the Issuance of Securities Representing Direct Public Debt, for their Placement in the Capital Marke

VII.	Carta del Ministerio de Hacienda instruyendo al Cónsul General de Chile en Nueva York, EE.UU., para que actúe como representante de la República de Chile para los efectos que en ella se indican, con fecha 18 de diciembre de 2025	Letter of the Ministry of Finance instructing the General Consul of Chile in New York, USA, to act as representative of the Republic of Chile for the purposes indicated therein, dated December 18, 2025

I. CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE	I. CONSTITUTION OF THE REPUBLIC OF CHILE

Artículo 32.- Son atribuciones especiales del Presidente de la República: …	Article 32.- The following are special powers vested in the President of the Republic: …

6º.- Ejercer la potestad reglamentaria en todas aquellas materias que no sean propias del dominio legal, sin perjuicio de la facultad de dictar los demás reglamentos, decretos e instrucciones que crea convenientes para la ejecución de las leyes; …	6°.- To exercise the power to regulate in all such matters not included within the purview of the statutory domain; and the authority to issue such other regulations, decrees and instructions as the President may determine to be convenient be for the due execution of the laws; …

Artículo 63.- Sólo son materias de ley: …	Article 63.- The only matters [within the exclusive] purview of the statutory domain are: …

7) Las que autoricen al Estado, a sus organismos y a las municipalidades, para contratar empréstitos, los que deberán estar destinados a financiar proyectos específicos. La ley deberá indicar las fuentes de recursos con cargo a los cuales deba hacerse el servicio de la deuda. Sin embargo, se requerirá de una ley de quórum calificado para autorizar la contratación de aquellos empréstitos cuyo vencimiento exceda del término de duración del respectivo período presidencial.	7) Those that authorize the State, its bodies and the Municipalities to contract loans that shall have the purpose to finance specific projects. The law must indicate the sources of the funds out of which the debt should be served. However, the contracting of loans the maturity date of which exceeds the duration of the term of the respective presidential period shall require authorization by virtue of a law passed by a qualified quorum.

Lo dispuesto en este número no se aplicará al Banco Central;	The provisions of this number shall not apply to the Central Bank;

8) Las que autoricen la celebración de cualquier clase de operaciones que puedan comprometer en forma directa o indirecta el crédito o la responsabilidad financiera del Estado, sus organismos y de las municipalidades.	8) Those that may authorize the entering of any type of transactions which may, directly or indirectly, affect the credit or the financial liability of the State, its agencies and of the municipalities.

Esta disposición no se aplicará al Banco Central; …	This provision shall not apply to the Central Bank; …

Artículo 65.- [Inciso 4º]	Article 65.- [paragraph 4]

Corresponderá, asimismo, al Presidente de la República la iniciativa exclusiva para: …	The President of the Republic shall also have the exclusive [legislative] initiative for: ….

3º.- Contratar empréstitos o celebrar cualquiera otra clase de operaciones que puedan comprometer el crédito o la responsabilidad financiera del Estado, de las entidades semifiscales, autónomas, de los gobiernos regionales o de las municipalidades, y condonar, reducir o modificar obligaciones, intereses u otras cargas financieras de cualquier naturaleza establecidas en favor del Fisco o de los organismos o entidades referidos; …	3.- To contract loans or enter into any other transactions that may commit the credit or financial responsibility of the State, semi-public or autonomous entities, regional governments or municipalities, and to forgive, reduce or modify obligations, interest or other financial undertakings of any kind owed to the Republic (Fisco) or to the foregoing agencies or entities;

II.	DECRETO LEY Nº 1.263 DE 1975 - DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO	II.	DECREE LAW NO. 1,263 OF 1975 – INSTITUTIONAL FRAMEWORK FOR THE FINANCIAL ADMINISTRATION OF THE STATE

	(Diario Oficial de 28 de noviembre de 1975 y modificaciones posteriores)		(Official Gazette of November 28, 1975, as amended)

… TÍTULO IV Del Crédito Público	… TITLE IV On the Public Credit

… Artículo 45°. - En las obligaciones que contraiga el Fisco, el Tesorero General de la República deberá suscribir los títulos de créditos fiscales.	… Article 45.- The Treasurer General of the Republic (Tesorero General de la República) shall execute the credit instruments that evidence the indebtedness of the Republic.

Los títulos referidos que deban firmarse en el exterior, podrán ser suscritos por el funcionario que designe el Presidente de la República, en remplazo del Tesorero General.	If such instruments ought to be executed abroad an official designated by the President of the Republic may execute them for and on behalf of the Treasurer General of the Republic.

Artículo 46º.- El Contralor General de la República refrendará todos los documentos de deuda pública que se emitan.	Article 46.- The Comptroller General of the Republic shall authenticate all debt instruments issued by the Republic.

Ningún documento de deuda pública será válido sin la refrendación del Contralor General de la República o de otro funcionario o institución que, a propuesta de él, designe el Ejecutivo.	No document of public debt shall be valid unless authenticated by the Comptroller General of the Republic or another official or institution proposed by the Comptroller and appointed by the Executive.

La Contraloría General de la República llevará la contabilización de toda la deuda pública.	The Office of the Comptroller General shall keep the accounting of all the indebtedness of the Republic.

Artículo 47º.- El Estado puede colocar los títulos de la deuda pública en el mercado de capitales directamente, por medio de la Tesorería General de la República, o en forma indirecta, mediante la colocación a través de agentes o consorcios financieros nacionales o extranjeros tales como bancos comerciales, bolsas de comercio u otras.	Article 47.- The Republic can place its public debt instruments in the capital markets either directly, through the General Treasury of the Republic, or indirectly, through their placement carried out by national or international financial agents or consortia such as commercial banks, stock exchanges or others.

Podrá establecerse el pago de una comisión por la colocación de estos títulos.	A placement commission may be paid in connection with such securities.

Artículo 47º BIS.- En la emisión de bonos y otros valores representativos de deuda pública que emita el Estado, el Ministerio de Hacienda, mediante decreto supremo cumplido bajo la fórmula "Por orden del Presidente de la República", podrá disponer que tales bonos o valores sean emitidos sin la obligación de imprimir títulos o láminas físicas que evidencien la deuda pública correspondiente. El decreto supremo señalado precedentemente deberá indicar, para una o más emisiones determinadas, o en general, para todas las emisiones, las reglas, requisitos y demás modalidades necesarias para hacer valer los derechos emanados de los bonos o valores emitidos en la forma antes señalada, incluyendo el procedimiento requerido para transferirlos.	Article 47 BIS.- In the issuance of bonds and other securities representing public indebtedness issued by the State, The Ministry of Finance may by means of a Supreme Decree signed under the form “By Order of the President of the Republic" shall be authorized to issue such bonds or other securities representing the corresponding public debt without the obligation to evidence such securities in printed form or physical sheets. The aforementioned supreme decree shall indicate for each issuance or a number of issuances, or in general for all issuances, the rules, requirements and terms and conditions necessary to enforce the rights or claims arising from the securities issued in the aforementioned manner, including the applicable procedure for their transfer.

En caso que los bonos o valores se emitan en la forma señalada en el inciso anterior, la suscripción por el Tesorero General de la República y la refrendación del Contralor General de la República, exigidas en los artículos 45 y 46 precedentes, deberá efectuarse en una réplica o símil de los bonos o valores emitidos, quedando de esta forma y para todos los efectos legales, autorizada y refrendada la totalidad de los bonos o valores que integran la serie correspondientemente emitida y cuyos términos y condiciones serán idénticos a dicha réplica.	If the bonds or securities are issued in accordance with the prior paragraph, the execution by the Treasurer General of the Republic (Tesorero General de la República) and the authentication (refrendación) by the Comptroller General of the Republic, required pursuant to Articles 45 and 46 above shall be made in a replica or facsimile of the issued bonds or securities, thereby the whole series of bonds or securities being issued becoming authorized and authenticated by the Comptroller General of the Republic in identical terms and conditions than those of such replica.

De la misma manera, tratándose de emisiones de bonos y valores efectuadas en la forma establecida en los incisos precedentes, el emisor deberá mantener un registro de anotaciones en cuenta a favor de los tenedores de los correspondientes valores representativos de la deuda pública. La mantención del mencionado registro podrá ser contratada con un tercero, en la forma que indique el decreto supremo a que se refiere el inciso primero. …	Likewise, in the case of bonds and securities issued the manner described in the previous paragraphs, the issuer shall keep a book entry system for the benefit of the holders of the corresponding securities representing public debt. The maintenance of the aforementioned registry may be carried out by a third party, in the manner indicated in the corresponding supreme decree referred to in paragraph first hereof. …

Artículo 48°. - El servicio de la deuda pública estará constituido por la amortización del capital, el pago de los intereses, comisiones y otros cargos que eventualmente puedan haberse convenido.	Article 48.- Public debt service will consist of principal amortization, interest payments, commissions and other charges that may have been agreed upon.

El Estado podrá rescatar los títulos de la deuda pública que haya emitido, directamente por medio de la Tesorería General de la República o en forma indirecta, a través de agentes o consorcios financieros nacionales o extranjeros, tales como bancos comerciales, bolsas de comercio u otras. Podrá establecerse el pago de una comisión por el rescate de estos títulos.	The State may redeem the public debt securities it has issued, directly through the General Treasury of the Republic or indirectly, through national or foreign agents or financial consortiums, such as commercial banks, stock exchanges or others. The payment of a commission for the redemption of these securities may be established.

El precio de rescate de un título de la deuda pública podrá ser igual, inferior o superior a su valor par, según las condiciones que predominen en los mercados financieros nacionales o extranjeros. Para estos efectos, el valor par de un título a una fecha determinada será igual al capital más los reajustes e intereses devengados a esa fecha.	The redemption price of a public debt security may be equal to, lower or higher than its par value, depending on the conditions prevailing in the domestic or foreign financial markets. For these purposes, the par value of a security at a given date will be equal to the principal plus adjustments and interest accrued at that date.

III.	DECRETO LEY Nº 2.349 DE 1978 - ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO	III.	DECREE LAW No. 2,349 OF 1978 – RULES REGARDING INTERNATIONAL CONTRACTS AND AGREEMENTS FOR THE PUBLIC SECTOR

	(Diario Oficial de 28 de octubre de 1978 y modificaciones posteriores)		(Official Gazette of October 28, 1978, as amended)

Artículo 1º.- Decláranse válidos los pactos destinados a sujetar al derecho extranjero los contratos internacionales, cuyo objeto principal diga relación con negocios u operaciones de carácter económico o financiero, celebrados o que se celebren por organismos, instituciones o empresas internacionales o extranjeras que tengan el centro principal de sus negocios en el extranjero, con el Estado de Chile o sus organismos, instituciones o empresas.	Article 1.- It is hereby declared the validity of stipulations that subject to a foreign governing law the international agreements, the main purpose of which are businesses or transactions of an economic or financial nature, that have been or will be executed between international or foreign entities, institutions or corporations whose main center of operations is located abroad and the Chilean State or its agencies, institutions or enterprises.

Son igualmente válidas las estipulaciones por las cuales se haya sometido o se sometan diferendos derivados de tales contratos a la jurisdicción de tribunales extranjeros, incluyendo tribunales arbitrales previstos en mecanismos de arbitraje preestablecidos o en el respectivo contrato, como también las estipulaciones por las que se haya fijado o se fije domicilio especial y se haya designado o se designe mandatario en el extranjero para los efectos del contrato.	Likewise are hereby declared valid the stipulations that have submitted or may submit disputes arising out of such contracts to the jurisdiction of foreign courts, including foreign arbitration tribunals contemplated in pre-established mechanisms of arbitration or in the respective contract, as well as stipulations by which special domiciles have been or are established and agents abroad have been or are designated for purposes of the contract.

Lo dispuesto en los incisos anteriores igualmente es aplicable a los actos y contratos por los cuales el Estado de Chile o sus organismos, instituciones y empresas, hayan otorgado u otorguen, en cualquier forma, su garantía a terceros en los contratos a que se refiere el inciso primero.	The above is also applicable to the acts and contracts by which the State of Chile or its agencies, institutions and enterprises have granted or grant, in any manner, its guarantee to the third parties in the contracts referred to in the first paragraph.

En virtud del sometimiento a la jurisdicción de un tribunal extranjero, cesará el derecho a invocar la inmunidad de jurisdicción, a menos de estipulación expresa en contrario.	By the submission to the jurisdiction of a foreign court, the right to invoke immunity from jurisdiction will cease, unless in case of express stipulation to the contrary.

Artículo 2º.- Declárase que el Estado de Chile y sus organismos, instituciones o empresas, podrán renunciar a la inmunidad de ejecución en los contratos referidos en el artículo anterior.	Article 2.- It is declared that the State of Chile, its agencies, institutions or enterprises, may waive immunity from execution in the contracts referred to in the previous article. However,

Con todo, tal renuncia se entenderá limitada al cumplimiento de sentencias recaídas en litigios derivados del contrato específico en que ella se haya convenido. Tratándose de organismos, instituciones y empresas con personalidad jurídica distinta a la del Estado, la renuncia afectará exclusivamente los bienes del dominio de la entidad contratante.	such waiver will be limited to the enforcement of judgments obtained in lawsuits arising out of the specific contract in which said waiver has been given. In the case of agencies, institutions and enterprises with a legal personality separate from that of the State, the waiver will only affect assets belonging to them.

La renuncia pactada en los contratos a que se refiere este artículo, celebrados con anterioridad a la vigencia de este decreto ley, se entenderá válida con las mismas limitaciones señaladas en el inciso anterior.	Waivers stipulated in the contracts referred to in this article that have been executed prior to this decree law will be valid with the same limitations indicated in the previous paragraph

Artículo 3º.- Para los efectos de este decreto ley, se entenderá por organismos, instituciones y empresas del Estado, todo servicio público, institución fiscal o semifiscal, centralizada o descentralizada, empresa del Estado y, en general, todo organismo autónomo creado por ley como, asimismo, toda empresa, sociedad o entidad pública o privada en que el Estado o sus empresas, sociedades o instituciones, centralizadas o descentralizadas, tengan aportes de capital, representación o participación superiores al 50% del capital social, aun cuando se exija norma expresa para aplicarles las disposiciones legales del sector público.	Article 3.- For the purposes of this decree law, agencies institutions and companies of the State shall mean every public service, fiscal or semi-fiscal institution, centralized or decentralized, state-owned company, and in general, every autonomous organism created by law, as every enterprise, society or entity, public or private in which the State, its companies, corporations or institutions, centralized or decentralized, have equity contributions, representation or participation exceeding 50% of the outstanding capital, even in those cases in which an express statutory provision is required to apply to them public sector regulations.

Artículo 4º.- Para que los contratos y estipulaciones indicados en los artículos 1° y 2° convenidos con posterioridad a la vigencia del presente decreto ley, queden regidos por sus disposiciones, será necesario que la sumisión al derecho extranjero o a tribunales extranjeros, el señalamiento de domicilio, la designación de mandatario en el extranjero y la renuncia a la inmunidad de ejecución, cuenten con la autorización del Presidente de la República, dada mediante decreto del Ministerio de Hacienda. Se exceptúan de esta exigencia el Banco Central y el Banco del Estado de Chile.	Article 4.- In order that contracts and stipulations indicated in article 1 and 2 executed subsequently to this decree law be governed by its provisions, it will be necessary that the submission to foreign law or foreign courts, the establishment of a special domicile, the appointment of an agent abroad and the waiver of immunity from execution be authorized by the President of the Republic by decree of the Ministry of Finance. The Central Bank of Chile and the State Bank of Chile (Banco del Estado de Chile) are exempted from these requirements.

El Presidente de la República podrá otorgar su autorización en general a determinados organismos, instituciones o empresas del Estado, o en particular para algunas clases de contrato. En todo caso, esta autorización no podrá concederse por un plazo superior a un año; pero podrá renovarse.	The President of the Republic may grant his authorization generally to certain state agencies, institutions or enterprises, or particularly for certain kinds of agreements. In any event, this authorization may not be granted for a term of over one year, but it may be renewed.

La autorización a que se refiere este artículo no excluye otras necesarias en razón de la naturaleza del contrato de que se trate.	The authorization referred to in this article does not exclude other authorizations that may be necessary in consideration of the nature of the contract in question.

Artículo 5º.- Sin perjuicio de la validez de las estipulaciones contenidas en actos o contratos ya celebrados, no valdrá renuncia alguna en cuanto a la inmunidad de ejecución respecto de los fondos, derechos y bienes que el Banco Central de Chile mantuviere en el extranjero, por cuenta propia, salvo que dicha renuncia se refiera a obligaciones contraídas por dicho Banco.	Article 5.- Notwithstanding the validity of stipulations contained in contracts or agreements already executed, no waiver whatsoever regarding immunity of execution will be valid with respect to the funds, rights and property held by the Central Bank abroad, for its own account, unless such waiver refers to obligations assumed by said Bank

Artículo 6º.- No procederá renuncia alguna de inmunidad de ejecución respecto de los bienes inmuebles y del mobiliario destinados a mantener una misión diplomática o consular o la residencia del jefe de ellas.	Article 6.- No waiver of immunity from execution shall be effective with respect to the real property and furnishings used to maintain a diplomatic or consular mission or the residence of the head of such mission.

No valdrá renuncia alguna de inmunidad de ejecución con respecto a bienes destinados a fines militares, tanto aquellos que sean propiamente de carácter militar como aquellos que se encuentren bajo el control de una autoridad militar o agencia de defensa.	No waiver of immunity from execution shall be valid with respect to property destined to military purposes, including both military property of an inherently military character and property that is under the control of a military authority or defence agency.

Artículo 7º.- Las estipulaciones contenidas en los artículos 1º y 2º no podrán pactarse en los contratos que se celebren en conformidad al decreto ley número 600, de 13 de Julio de 1974, y sus modificaciones.	Article 7.- Stipulations contained in articles 1° and 2° herein shall not be agreed in contracts executed under the provisions of Decree Law N° 600 of July I3, I974, an its amendments.

Asimismo, no procederán en los contratos que se celebren sobre concesiones de bienes fiscales, ni en los actos o contratos que celebren los organismos, instituciones o empresas del Estado de Chile, cuando la legislación particular por la cual se rijan excluya en forma expresa la sumisión a la ley o tribunal extranjeros, o disponga que los diferendos que de ellos deriven deban ser sometidos a la ley chilena o a tribunales nacionales.	Likewise, they will not be agreed in contracts of concession of fiscal property, nor in acts or contracts executed by agencies, institutions or companies of the Chilean State, when particular legislation by which they are construed expressly excludes the submission of foreign law or courts, or dictates that disputes arising therefrom shall be submitted to Chilean law or Chilean Courts.

Artículo 8º.- La designación de mandatarios especiales a que se refiere el artículo 1° sólo podrá recaer, en el futuro, en un cónsul chileno general o particular o de distrito, en alguna agencia u oficina de organismos, instituciones o empresas del Estado de Chile con sede en el extranjero, o en el representante legal de dicha agencia u oficina.	Article 8.- In the future, the appointment of special representatives referred to in article 1º shall only be to a Chilean general consul, or particular, or of a district, to some agency or office of agencies, institutions, or companies of the Chilean State located abroad, or to the legal representative of such agency or office.

Artículo 9º.- Cualquier Estado extranjero y sus organismos, instituciones y empresas podrán impetrar en Chile la inmunidad de jurisdicción y de ejecución, según el caso, en los mismos términos y con igual amplitud e idénticas excepciones como la reconociere su propia legislación en favor del Estado de Chile o de sus organismos, instituciones y empresas.	Article 9.- Any foreign State and its agencies, institutions and enterprises may call for immunity of jurisdiction and execution in Chile, as the case may be, in the same terms and amplitude and identical exceptions as recognized by its own legislation in favor of the Chilean State, or of its agencies, institutions or companies.

Artículo 10º.- Sustitúyase el N° 3 del artículo 245 del Código de Procedimiento Civil, por el siguiente:	Article 10.- Article 245 Nº 3 of the Civil Procedure Code is substituted by the following:

"3.- Que la parte en contra de la cual se invoca la sentencia haya sido debidamente notificada de la acción. Con todo, podrá ella probar que, por otros motivos, estuvo impedida de hacer valer sus medios de defensa.	“3. That the party against which the judgment is being invoked has been duly served of the lawsuit. However, he may prove that, for different motives, he was prevented from assuming his defense.

Artículo 11º.- Declárase que las operaciones de crédito con el exterior, pactadas con instituciones o empresas bancarias o financieras, extranjeras o internacionales, han estado y estarán sometidas, en cuanto a estipulaciones sobre intereses, comisiones, recargos, pago anticipado y demás condiciones financieras, a las modalidades usuales imperantes en el mercado externo de capitales, sin que les sean aplicables las disposiciones limitativas sobre la materia de la legislación nacional.	Article 11.- It is declared that all foreign loan operations, agreed with institutions or banking or finance companies, foreign or international, are and will continue to be submitted, regarding stipulations about interest, commissions, surcharges, prepayments and other financial conditions, to the terms prevailing in foreign capital markets, without being applicable to them the restrictive regulations provided for this matter in national legislation.

Se presume que las condiciones contenidas en operaciones aprobadas por el Banco Central de Chile son las imperantes en el respectivo mercado externo de capitales…	It is deemed that conditions contained in operations approved by the Central Bank are prevailing in the respective foreign capital markets…

IV.	DECRETO CON FUERZA DE LEY Nº 7.912 DE 1927 – DECRETO QUE ORGANIZA LAS SECRETARIAS DE ESTADO	IV.	DECREE WITH FORCE OF LAW No. 7,912 OF 1927 – DECREE THAT ORGANIZES THE SECRETARIES OF THE STATE [MINISTRIES].

	(Diario Oficial de 5 de diciembre de 1927 y modificaciones posteriores)		(Official Gazette of December 5, 1927, as amended)

Artículo 17. El trámite de los decretos supremos será el siguiente: firma del Presidente de la República, cuando corresponda, o, en su caso, sólo del Ministro, numeración y anotación en el Ministerio de origen, examen y anotación en la Contraloría General, y comunicación a la Tesorería General, cuando se trate de compromisos para el Estado.	Article. 17. The formalities required for supreme decrees are as follows: signature of the President of the Republic, when due or, as the case may be, only of the Minister, numbering and annotation at the issuing Ministry, examination and annotation at the Office of the Comptroller General (Contraloría General de la República) and notice to the General Treasury of the Republic, when related to undertakings of the State.

Ninguna oficina de Hacienda, Tesorería, Contaduría, etc., dará cumplimiento a decretos que no hayan pasado por el trámite antes indicado. El funcionario público que no dé cumplimiento a esta disposición perderá por este solo hecho su empleo. Para este efecto los jefes de servicios no serán considerados como tales.	No office of (the Ministry of) Finance, the General Treasury, Accounting, etc. shall give effect to any decree that has not completed the foregoing formalities. The public servant in breach of this provision shall lose his/her office by this mere fact. However, chiefs of services shall not be regarded as public servants for these purposes.

V.	LEY Nº 21.831 – AUTORIZA MAYOR ENDEUDAMIENTO DEL GOBIERNO CENRTAL DURANTE EL AÑO 2026	V.	LAW No. 21,831 - AUTHORIZES INCREASED INDEBTEDNESS OF THE CENTRAL GOVERNMENT DURING 2026

	(Diario Oficial de 10 de julio de 2026)		(Official Gazette of July 10, 2026)

“… Artículo único. - Autorízase al Presidente de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en moneda extranjera, hasta por la cantidad de $6.200.000 miles de dólares, moneda de los Estados Unidos de América, hasta el 31 de diciembre de 2026.	“…Sole Article. - The President of the Republic is hereby authorized to contract obligations, domestically or abroad, in local or foreign currency, up to the amount of US$6,200,000 thousand, currency of the United States of America, until December 31, 2026.

Para los fines de este artículo, se podrán emitir y colocar bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República.	For the purposes of this article, bonds and other documents in local or foreign currency may be issued and placed, which may bear the printed signature of the Treasurer General of the Republic.

La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos dictados por el Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan y se indicarán las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copias de estos decretos serán enviadas a las comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días hábiles siguientes a su publicación en el Diario Oficial."	The authorization granted to the President of the Republic shall be exercised through supreme decrees issued by the Ministry of Finance, which shall identify the specific purpose of the obligations to be contracted and shall indicate the sources of funds to be used to service the debt. Copies of these decrees shall be sent to the Finance Committees of the Senate and the Chamber of Deputies within fifteen business days following their publication in the Official Gazette."

VI.	DECRETO SUPREMO Nº 647 de 2026.-AUTORIZA EMISIÓN DE VALORES REPRESENTATIVOS DE DEUDA PÚBLICA DIRECTA, PARA SU COLOCACIÓN EN EL MERCADO DE CAPITALES.	VI.	SUPREME DECREE No. 647 OF 2026.-AUTHORIZES THE ISSUANCE OF SECURITIES REPRESENTING DIRECT PUBLIC DEBT, FOR THEIR PLACEMENT IN THE CAPITAL MARKET.

	(Diario Oficial de 25 de julio de 2026)		Official Gazette of July 25, 2026

Nº 647.- Santiago, 14 de julio de 2026. VISTOS:	No. 647.- Santiago, July 14, 2026. IN VIEW OF:

Lo dispuesto en el artículo 32 Nº 6 de la Constitución Política de la República de Chile; en el artículo único de la Ley Nº 21.831, que Autoriza mayor endeudamiento del gobierno central durante el año 2026; en los artículos 3º y 18º de la Ley Nº 21.796, de Presupuestos del sector público correspondiente al año 2026; en los artículos 45º, 46º y 47º bis del Decreto Ley Nº 1.263, de 1975, Orgánico de Administración Financiera del Estado; en el artículo 2º Nº 9 del Decreto con Fuerza de Ley Nº 1, de 1994, del Ministerio de Hacienda; en el artículo 165 del Código de Comercio; en la Ley Nº 18.010, que Establece Normas para las Operaciones de Crédito y otras Obligaciones de dinero que indica; en la Ley Nº 18.092, que Dicta Nuevas normas sobre Letra de Cambio y Pagaré y deroga disposiciones del Código de Comercio; en la Ley Nº 18.552, que Regula el Tratamiento de los Títulos de Crédito; en la Ley Nº 18.876, que Establece el marco legal para la constitución y operación de entidades privadas de depósito y custodia de valores; en el Decreto Ley Nº 2.349, de 1978; en la Ley Nº 18.045, de Mercado de Valores; en los artículos 35 Nº 9, 37º y 44º del artículo primero de la Ley Nº 18.840, Orgánica Constitucional del Banco Central de Chile; en el artículo 104º del artículo 1º del Decreto Ley Nº 824, de 1974, del Ministerio de Hacienda; en el Decreto Supremo Nº 1.784, de 16 de diciembre de 2025, del Ministerio de Hacienda; en el Decreto Supremo Nº 2.047, de 23 de diciembre de 2015, del Ministerio de Hacienda y sus modificaciones posteriores (en adelante el “Decreto de Agencia”), en los Decretos Supremos Nºs. 1.009, de 1978 y 1.096, de	The provisions of Article 32 No. 6 of the Political Constitution of the Republic of Chile; the sole article of Law No. 21,831, which Authorizes Increased Indebtedness of the Central Government during the Year 2026; Articles 3 and 18 of Law No. 21,796, Budget Law for the Public Sector for the year 2026; Articles 45, 46 and 47 bis of Decree Law No. 1,263 of 1975, Organic Law of Financial Administration of the State; Article 2 No. 9 of Decree with Force of Law No. 1 of 1994 of the Ministry of Finance; Article 165 of the Code of Commerce; Law No. 18,010, which Establishes Rules for Credit Transactions and Other Monetary Obligations therein indicated; Law No. 18,092, which Establishes New Rules on Bills of Exchange and Promissory Notes and Repeals Provisions of the Code of Commerce; Law No. 18,552, which Regulates the Treatment of Credit Instruments; Law No. 18,876, which Establishes the Legal Framework for the Incorporation and Operation of Private Securities Deposit and Custody Entities; Decree Law No. 2,349 of 1978; Law No. 18,045, the Securities Market Law; Articles 35 No. 9, 37 and 44 of Article One of Law No. 18,840, the Constitutional Organic Law of the Central Bank of Chile; Article 104 of Article One of Decree Law No. 824 of 1974 of the Ministry of Finance; Supreme Decree No. 1,784 of December 16, 2025 of the Ministry of Finance; Supreme Decree No. 2,047 of December 23, 2015 of the Ministry of Finance, and its subsequent amendments (hereinafter, the “Agency Decree”); Supreme Decrees Nos.

2025, ambos del Ministerio de Hacienda; en el Decreto Supremo Nº 38, de 11 de marzo de 2026, del Ministerio del Interior; y, en la Resolución Nº 36, de 2024, de la Contraloría General de la República.	1,009 of 1978 and 1,096 of 2025, both of the Ministry of Finance; Supreme Decree No. 38 of March 11, 2026 of the Ministry of the Interior; and Resolution No. 36 of 2024 of the Office of the Comptroller General of the Republic.

CONSIDERANDO:	WHEREAS:

1.- Que, de acuerdo con lo dispuesto en el artículo único de la Ley Nº 21.831, que Autoriza mayor endeudamiento del gobierno central durante el año 2026 (en adelante, la “Ley Nº 21.831”), el Presidente de la República se encuentra autorizado para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por las cantidades que allí se indican.	1.- That, in accordance with the provisions of the sole article of Law No. 21,831, which Authorizes Increased Indebtedness of the Central Government during the Year 2026 (hereinafter, “Law No. 21,831”), the President of the Republic is authorized to contract obligations, in the country or abroad, in local or foreign currency, up to the amounts indicated therein.

2.- Que, el inciso segundo del artículo único de la Ley Nº 21.831 establece que para dichos fines “se podrán emitir y colocar bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República”.	2.- That, the second paragraph of the sole article of Law No. 21,831 establishes that, for such purposes, “bonds and other documents in local or foreign currency may be issued and placed, which may bear the printed signature of the Treasurer General of the Republic.”.

3.- Que, el inciso tercero del mismo precepto legal citado en el considerando precedente dispone que: “La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos dictados por el Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan y se indicarán las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda.”.	3.- That, the third paragraph of the same legal precept cited in the preceding recital provides that: “The authorization granted to the President of the Republic shall be exercised through supreme decrees issued by the Ministry of Finance, which shall identify the specific destination of the obligations to be contracted and shall indicate the sources of resources to be used to service the debt.”.

4.- Que, por su parte, el artículo 18º de la ley Nº 21.796, de Presupuestos del sector público correspondiente al año 2026, dispone que los decretos supremos del Ministerio de Hacienda que deban dictarse en cumplimiento de lo dispuesto en los diferentes artículos de dicha ley y los que correspondan para la ejecución presupuestaria, se ajustarán a lo establecido en el artículo 70 del Decreto Ley Nº 1.263, de 1975, de esta Cartera de Estado (en adelante, “Ley de Administración Financiera del Estado”), esto es, bajo la fórmula “Por orden del Presidente de la República”.	4.- That, for its part, Article 18 of Law No. 21,796, Budget Law for the Public Sector for the year 2026, provides that the supreme decrees of the Ministry of Finance that must be issued in compliance with the provisions of the different articles of said law, and those corresponding to the execution of the budget, shall be in accordance with the provisions of Article 70 of Decree Law No. 1,263 of 1975 of this Ministry of State (hereinafter, “State Financial Administration Law”), that is, under the formula “By order of the President of the Republic".

5.- Que, el objetivo de la emisión de valores representativos de deuda pública directa, es la obtención de los recursos necesarios que permitan asegurar el financiamiento del presupuesto de la Nación para el año 2026.	5.- That the objective of the issuance of securities representing direct public debt is to obtain the necessary resources to ensure the financing of the national budget for the year 2026.

DECRETO:	I DECREE:

Artículo 1º.- Autorízase al Ministro de Hacienda o a la autoridad que designe el Presidente de la República, para que, indistintamente, representen al Fisco de la República de Chile (en adelante, indistintamente “República de Chile” o “Fisco”), en la emisión, sea nueva o reapertura (en adelante, las “Reaperturas”), y colocación de bonos en los mercados externos, denominados y pagaderos en monedas extranjeras, conforme a las disposiciones de este decreto.	Article 1°.- The Minister of Finance or the authority designated by the President of the Republic is hereby authorised to represent the Republic (hereinafter, indistinctly “Republic of Chile” or “Treasury”) in the issuance, whether new or reopened (hereinafter, the “Reopenings”), and placement of bonds in international markets, denominated and payable in foreign currencies, in accordance with the provisions of this Decree.

En el caso de las reaperturas de bonos, podrán ser reabiertas las series de bonos cuya emisión fue autorizada a través de los Decretos Nºs. 1.035, de 2012; 489, de 2015; 379, de 2017; 2, de 2018; 195 y 2.060, ambos de 2019; 507 y 2.284, ambos de 2020; 1.136 y 2.683, ambos de 2021; 2.342, de 2022, 1 y 1.822, ambos de 2024, y 1.784, de 2025, todos del Ministerio de Hacienda, y que cumplan con las características y condiciones financieras indicadas en el artículo 6º del presente decreto. Estas reaperturas deberán tener un vencimiento igual o posterior al año 2027. Asimismo, podrán ser reabiertas las series de bonos cuya emisión haya sido autorizada a través del presente artículo.	In the case of bond reopenings, the series of bonds whose issuance was authorized through Decrees Nos. 1,035 of 2012; 489 of 2015; 379 of 2017; 2 of 2018; 195 and 2,060, both of 2019; 507 and 2,284, both of 2020; 1,136 and 2,683, both of 2021; 2,342 of 2022; and 1 and 1,822, both of 2024, and 1,784 of 2025 all of the Ministry of Finance, and which comply with the financial characteristics and conditions indicated in Article 6 of this Decree, may be reopened. Such reopenings shall have a maturity equal to or later than the year 2027. Likewise, the series of bonds whose issuance has been authorized through this Article may be reopened.

El monto total máximo de las emisiones y/o colocaciones en monedas extranjeras autorizadas por el presente decreto será de hasta el equivalente a seis mil doscientos millones de dólares de los Estados Unidos de América (en adelante, “Dólares USA” o “US$”) (US$ 6.200.000.000.-).	The maximum total amount of the issues and/or placements in foreign currencies authorized by this Decree shall be up to the equivalent of six billion two hundred million dollars of the United States of America (hereinafter, "US Dollars" or "US$") (US$ 6,200,000,000.-).

Para el cálculo de la equivalencia en Dólares USA del monto a emitir y colocar de los bonos denominados en una moneda extranjera distinta al Dólar USA, se utilizará la paridad vigente a la fecha del presente decreto, en relación al Dólar USA, publicada en el Diario Oficial por el Banco Central de Chile (en adelante, el “Banco Central”), de acuerdo con lo establecido en el artículo 44 del artículo primero de la Ley Nº 18.840, Orgánica Constitucional del Banco Central.	For the calculation of the equivalence in US Dollars of the amount to be issued and placed of the bonds denominated in a foreign currency other than the US Dollar, the parity in force on the date of this decree, in relation to the US Dollar, published in the Official Gazette by the Central Bank of Chile (hereinafter, the "Central Bank"), in accordance with the provisions of Article 44 of the first article of Law No. 18,840, Constitutional Organic Law of the Central Bank, shall be used.

En uso de esta facultad, cualquiera de las autoridades antes mencionadas podrá celebrar, otorgar, ejecutar o suscribir todos los actos, contratos y documentos que sean necesarios para proceder a la emisión, registro, colocación, y enajenación de obligaciones de endeudamiento, así como para establecer cualquier otro aspecto requerido para llevar a cabo las operaciones de endeudamiento externo que se autorizan, tales como: contrato o contratos de colocación, por el cual instituciones financieras se obligarán a colocar los bonos mencionados en este artículo y, eventualmente, adquirirlos, y el contrato de agencia fiscal o sus modificaciones (fiscal agency agreement), o contrato de emisión o sus modificaciones (indenture), que contemplen la posibilidad de reabrir los bonos, asesorías técnicas y otros contratos de agencia que, entre otros, regularán estas operaciones. Asimismo, podrán efectuar solicitudes de registro ante organismos administrativos en otras jurisdicciones, tales como la Securities and Exchange Commission de los Estados Unidos de América y/o bolsas de valores, que incluyan la emisión y colocación de bonos a que alude este artículo, y actualizaciones o modificaciones a las mismas o a las existentes. Además, podrán establecer y/o suscribir la documentación requerida en procesos de certificación internacional, que respalde la intención de realizar gastos en proyectos vinculados al ámbito social, la adaptación al cambio climático y la protección del medio ambiente, entre otros, por un monto equivalente a la emisión de los bonos que se autorizan bajo este artículo.	In use of this power, any of the aforementioned authorities may enter into, grant, execute or subscribe all acts, contracts and documents that may be necessary to proceed with the issuance, registration, placement, and disposal of debt obligations, as well as to establish any other aspect required to carry out the external debt operations that are authorized, such as: placement agreement(s), by which financial institutions will be obliged to place the bonds mentioned in this article and, if applicable, to acquire them, and the fiscal agency agreement or its amendments (fiscal agency agreement), or issuance agreement or its amendments (indenture), which provide for the possibility of reopening the bonds, technical advisory and other agency agreements which, inter alia, shall regulate these operations. They may also file registration applications with administrative agencies in other jurisdictions, such as the Securities and Exchange Commission of the United States of America and/or stock exchanges, which include the issue and placement of bonds referred to in this article, and updates or amendments thereto or to existing ones. In addition, they may prepare and/or execute the documentation required in international certification processes, which supports the intention to make expenditures on projects related to the social sphere, adaptation to climate change and environmental protection, among others, for an amount equivalent to the issuance of the bonds authorized under this article.

Artículo 2º.- Autorízase al Ministro de Hacienda para que represente al Fisco en la emisión, sea nueva o reapertura, y colocación en el mercado de capitales local de bonos o valores representativos de deuda pública directa de largo plazo (en adelante, los “Bonos”).	Article 2°.- The Minister of Finance is hereby authorized to represent the Republic in the issuance, whether new or reopened, and placement in the local capital market of bonds or securities representing long-term direct public debt (hereinafter, the “Bonds”).

Los Bonos serán emitidos en Pesos, moneda corriente de curso legal en Chile (en adelante, “Pesos”) o en Unidades de Fomento (en adelante, indistintamente el singular o plural, “UF” o “UFs”), por la Tesorería General de la República (en adelante, la “Tesorería”).	The Bonds shall be issued in Pesos, the lawful currency of Chile (hereinafter, “Pesos”), or in Unidades de Fomento (hereinafter, indistinctly in the singular or plural, “UF” or “UFs”), by the General Treasury of the Republic (hereinafter, the “General Treasury”).

El monto total máximo de las colocaciones en moneda local en Chile y autorizadas por el presente artículo será de hasta el equivalente a seis mil doscientos millones de Dólares USA (US$ 6.200.000.000.-) y consistirá en la emisión o Reapertura de los Bonos que se indican a continuación:	The maximum total amount of the placements in local currency in Chile authorized by this Article shall be up to the equivalent of six billion two hundred million US Dollars (US$ 6,200,000,000.-) and shall consist of the issuance or Reopening of the Bonds indicated below:

a) Reapertura de cualquiera de las series de Bonos expresados en Pesos o en UFs, con vencimiento igual o posterior al año 2027, emitidos en virtud de los Decretos Supremos Nºs. 122, de 2008; 150 y 1.686, de 2009; 1.839, de 2011; 2, de 2013; 38, de 2014; 26, de 2015; 452 y 1.969, de 2018; 507 y 2.284, de 2020; 286 y 2.342, de 2022, 1 y 1.822, de 2024, y 1.784, de 2025, todos del Ministerio de Hacienda. Asimismo, Reapertura de cualquiera de las series de Bonos expresados en Pesos o en UFs emitidos en virtud de las letras b) y c) siguientes;

a) Reopening of any of the series of Bonds denominated in Pesos or in UFs, with maturity equal to or later than the year 2027, issued pursuant to Supreme Decrees Nos. 122 of 2008; 150 and 1,686 of 2009; 1,839 of 2011; 2 of 2013; 38 of 2014; 26 of 2015; 452 and 1,969 of 2018; 507 and 2,284 of 2020; 286 and 2,342 of 2022; 1 and 1,822 of 2024; and 1,784 of 2025, all of the Ministry of Finance. Likewise, Reopening of any of the series of Bonds denominated in Pesos or in UFs issued pursuant to letters b) and c) below;

b) Emisión de Bonos de Tesorería expresados en Pesos (en adelante, los “Bonos BTP”), con vencimiento entre los años 2027 y 2100;	b) Issuance of General Treasury Bonds denominated in Pesos (hereinafter, the “BTP Bonds”), maturing between the years 2027 and 2100;

c)Emisión de Bonos de Tesorería expresados en UF (en adelante, los “Bonos BTU”), con vencimiento entre los años 2027 y 2100.	c) Issuance of General Treasury Bonds denominated in UF (hereinafter, the “BTU Bonds”), maturing between the years 2027 and 2100.

En uso de esta facultad, la autoridad antes mencionada podrá celebrar, otorgar, ejecutar o suscribir todos los actos y contratos que sean necesarios para proceder a la emisión, registro, colocación, depósito y enajenación de estos Bonos, incluyendo el pago de los gastos operativos en que se incurra, así como para establecer cualquier otro aspecto requerido para llevar a cabo las operaciones de endeudamiento que se autorizan, tales como: contrato o contratos de colocación, por el cual instituciones financieras se obligarán a colocar estos Bonos y, eventualmente, adquirirlos, y el contrato de agencia fiscal o sus modificaciones (fiscal agency agreement), o contrato de emisión similar (indenture) y otros contratos de agencia que, entre otros, regularán estas operaciones, solicitudes de registro ante organismos administrativos y/o bolsas de valores, que incluyan la emisión y colocación de los bonos mencionados en este artículo. Además, podrán establecer y/o suscribir la documentación requerida en procesos de certificación internacional, que respalde la intención de realizar gastos en proyectos vinculados al ámbito social, la adaptación al cambio climático y la protección del medio ambiente, entre otros, por un monto equivalente a la emisión de los Bonos que se autorizan bajo este artículo.	In use of this power, the aforementioned authority may enter into, grant, execute or subscribe all acts and contracts that may be necessary to proceed with the issuance, registration, placement, deposit and disposal of these Bonds, including the payment of the operating expenses incurred, as well as to establish any other aspect required to carry out the debt operations that are authorized, such as: placement agreement(s), by which financial institutions will be obliged to place these Bonds and, if applicable, to acquire them, and the fiscal agency agreement or its amendments (fiscal agency agreement), or similar issuance agreement (indenture) and other agency agreements which, inter alia, shall regulate these operations, applications for registration with administrative agencies and/or stock exchanges, which include the issuance and placement of the bonds mentioned in this article. In addition, they may prepare and/or execute the documentation required in international certification processes, which supports the intention to make expenditures on projects related to the social sphere, adaptation to climate change and environmental protection, among others, for an amount equivalent to the issuance of the Bonds authorized under this article.

Para el cálculo de la equivalencia en Dólares USA del monto a emitir y colocar de estos instrumentos, se utilizará la paridad vigente a la fecha del presente decreto, en relación al Dólar USA, publicada en el Diario Oficial por el Banco Central, de acuerdo con lo establecido en el artículo 44 del artículo primero de la Ley Nº 18.840, Orgánica Constitucional del Banco Central. El valor de la UF será el vigente a la fecha del presente decreto y que fija el Banco Central de conformidad con la facultad que le confiere el número 9 del artículo 35 del artículo primero de la Ley Nº 18.840, Orgánica Constitucional del Banco Central y que dicho organismo publica en el Diario Oficial.	For the calculation of the equivalence in US Dollars of the amount to be issued and placed of these instruments, the parity in force on the date of this Decree, in relation to the US Dollar, published in the Official Gazette by the Central Bank, in accordance with the provisions of Article 44 of Article One of Law No. 18,840, Constitutional Organic Law of the Central Bank, shall be used. The value of the UF shall be that in force on the date of this Decree, as fixed by the Central Bank pursuant to the power conferred upon it by number 9 of Article 35 of Article One of Law No. 18,840, Constitutional Organic Law of the Central Bank, and published by said institution in the Official Gazette.

Artículo 3º.- El monto total máximo de las colocaciones que se realicen en virtud de las emisiones autorizadas en los artículos 1º y 2º del presente decreto será de hasta el equivalente a seis mil doscientos millones de Dólares USA (US$ 6.200.000.000.-).	Article 3°.- The maximum total amount of the placements made by virtue of the issues authorized in Articles 1 and 2 of this Decree shall be up to the equivalent of six billion two hundred million US Dollars (US$ 6,200,000,000.-).

Artículo 4º.- Los recursos líquidos obtenidos en las operaciones autorizadas en el artículo 1º y 2º se destinarán a cumplir las obligaciones de la partida 50-01-03-30, Adquisición de Activos Financieros.	Article 4°.- The net proceeds obtained in the operations authorized in Articles 1 and 2 shall be used to meet the obligations of item 50-01-03-30, Acquisition of Financial Assets.

Artículo 5º.- Una vez concluidas las operaciones de endeudamiento, sean emisiones o Reaperturas, el Ministro de Hacienda oficiará la documentación respectiva que dé cuenta de los detalles de tales operaciones a la Contraloría General de la República, con el propósito de que esta última corrobore el cumplimiento de los términos de las autorizaciones contenidas en el presente decreto. Sin perjuicio de lo anterior, el Ministerio de Hacienda, a través de comunicación electrónica, deberá informar a dicha institución, las operaciones ejecutadas y el respectivo uso de endeudamiento al cierre de cada mes de 2026, a más tardar el día 15 del mes siguiente respectivo. Copia de la documentación anteriormente señalada será igualmente remitida al Tesorero General de la República.	Article 5°.- Once the indebtedness operations have been concluded, whether they are issuances or Reopenings, the Minister of Finance shall send the respective documentation that reports the details of such operations to the Office of the Comptroller General of the Republic, so that the latter may corroborate compliance with the terms of the authorizations contained in this Decree. Notwithstanding the foregoing, the Ministry of Finance, through electronic communication, shall report to said institution, the operations executed and the respective use of the indebtedness margin at the close of each month of 2026, no later than the 15th day of the respective following month. A copy of the aforementioned documentation shall also be forwarded to the General Treasurer of the Republic.

Artículo 6º.- Las características y condiciones financieras de las emisiones, sean nuevas o reaperturas, de los bonos emitidos en los mercados externos denominados y pagaderos en alguna moneda extranjera, deberán cumplir con los siguientes términos:	Article 6°.- The financial characteristics and conditions of the issues, whether new or reopened, of bonds issued in the external markets denominated and payable in any foreign currency, shall comply with the following terms:

a) Emisor: República de Chile;	a) Issuer: Republic of Chile;

b) Moneda y Expresión: Emitido y expresado en alguna moneda extranjera;	b) Currency and Denomination: Issued and expressed in any foreign currency;

c) Fecha de Emisión: Cualquier fecha desde la publicación del presente decreto en el Diario Oficial y hasta el 30 de diciembre de 2026, en el caso de nueva emisión, y la misma fecha de emisión de la serie de bonos reabierta, en el caso de reaperturas;	c) Date of Issue: Any date from the publication of this Decree in the Official Gazette and until 30 December 2026, in the case of new issue, and the same issue date of the reopened bond series, in the case of reopenings;

d) Modo y Fecha de Colocación: Una o más colocaciones durante el transcurso del año 2026;	d) Placement Mode and Date: One or more placements during the course of the year 2026;

e) Precio de Colocación: El precio de colocación no podrá ser inferior al 90% de su valor par y será pagadero en alguna moneda extranjera;	e) Issue Price: The placement price may not be less than 90% of its par value and shall be payable in any foreign currency;

f) Amortización de Capital: El capital será amortizado en una sola cuota, por el monto total del capital suscrito, pagadera al vencimiento;	f) Capital Amortization: The principal will be amortized in a single installment, for the total amount of the subscribed capital, payable at maturity;

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g) Vencimiento: Hasta 100 años, contados desde la Fecha de Emisión;	g) Maturity: Up to 100 years, counted from the Issue Date;

h) Tasa de Interés: No superior a 8% anual, pudiendo pactarse en los contratos de colocación, cláusulas que impacten la tasa de interés en función del cumplimiento o no de metas preestablecidas en el ámbito social, adaptación al cambio climático o la protección del medio ambiente;	h) Interest Rate: No higher than 8% per annum, with the possibility of agreeing in the placement contracts, clauses that impact the interest rate based on compliance or not with pre-established goals in the social field, adaptation to climate change or environmental protection;

i) Pago de Intereses: Al término de cada período de intereses, contado desde la Fecha de Emisión;	i) Interest Payment: At the end of each interest period, counted from the Issue Date;

j) Comisión de Colocación: Hasta un 0,3% sobre el monto total de los bonos suscritos, pagadera en alguna moneda extranjera, cantidad que será deducida de los recursos obtenidos de la colocación de estos bonos;	j) Placement Fee: Up to 0.3% on the total amount of the bonds subscribed, payable in any foreign currency, amount that will be deducted from the resources obtained from the placement of these bonds;

k) Otros Gastos: Conforme a lo establecido en el artículo 1º de este decreto, podrá convenirse el pago de otras obligaciones pecuniarias usuales para este tipo de operaciones en los mercados financieros internacionales, tales como intereses penales, compensaciones, comisión de agencia u otras, tarifa de registro ante organismos administrativos, tal como la Securities and Exchange Commission de los Estados Unidos de América y/o de alistamiento en bolsa de valores, clasificación de bonos y de riesgo-país; otros honorarios y reembolso de gastos que se irroguen con relación a esta emisión de bonos; y,	k) Other Expenses: Pursuant to the provisions of Article 1 of this Decree, the payment of other pecuniary obligations usual for this type of operations in the international financial markets may be agreed, such as penal interest, compensation, agency or other commissions, registration fees before administrative agencies, such as the Securities and Exchange Commission of the United States of America and/or listing on the stock exchange, bond and country-risk classification; other fees and reimbursement of expenses incurred in connection with this bond issue; and

l) Otros Términos y Condiciones: Los que se pacten en el contrato de agencia fiscal, contrato de emisión (indenture) y otros contratos de agencia o en el contrato de colocación suscritos conforme al artículo 1º de este decreto.	l) Other Terms and Conditions: Those agreed in the fiscal agency agreement, issuance agreement (indenture) and other agency agreements, or in the placement agreement entered into pursuant to Article 1 of this Decree.

Artículo 7º.- Las características y condiciones financieras de los Bonos, es decir, bonos o valores representativos de deuda pública directa de largo plazo, y de las Reaperturas a que se refiere la letra a) del artículo 2º de este decreto, serán las mismas que las de la serie de bonos reabierta, indicadas en el respectivo decreto supremo que autoriza su emisión en el mercado de capitales correspondiente, y su pertinente símil, cuando sea procedente. Se exceptúa de lo anterior lo referente al plazo de colocación, que será desde la publicación del presente decreto en el Diario Oficial hasta el 30 de diciembre de 2026, ambas fechas inclusive.	Article 7°.- The financial characteristics and conditions of the Bonds, that is, bonds or securities representing long-term direct public debt, and of the Reopenings referred to in letter a) of Article 2 of this Decree, shall be the same as those of the reopened series of bonds, indicated in the respective supreme decree authorizing their issuance in the corresponding capital market, and its relevant simile, when applicable. Excepted from the above is the placement term, which shall be from the publication of this Decree in the Official Gazette until December 30, 2026, both dates inclusive.

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Artículo 8º.- Los Bonos BTP y los Bonos BTU referidos en las letras b) y c) del artículo 2º del presente decreto (en adelante, “Bonos DS Julio 2026”), tendrán las siguientes características y condiciones financieras:	Article 8°.- The BTP Bonds and the BTU Bonds referred to in letters b) and c) of Article 2 of this Decree (hereinafter, the “DS July 2026 Bonds”), shall have the following financial characteristics and conditions:

a) Emisor: El Fisco a través de la Tesorería;	a) Issuer: The Republic, through the General Treasury of the Republic;

b) Series, Cauciones y Preferencias: Una misma serie para cada uno de los Bonos DS Julio 2026, sin cauciones ni preferencias de ninguna clase;	b) Series, Security and Preferences: A single series for each of the DS July 2026 Bonds, without security or preferences of any kind;

c) Expresión:	c) Denomination:

- Los Bonos BTP serán expresados y pagaderos en Pesos;	- The BTP Bonds shall be denominated and payable in Pesos;

- Los Bonos BTU serán expresados en UFs;	- The BTU Bonds shall be denominated in UFs;

d) Forma de Emisión: la indicada en el artículo 13º del presente decreto;	d) Form of Issuance: as indicated in Article 13 of this Decree;

e) Transferibilidad: La transferencia del dominio de los Bonos DS Julio 2026 se efectuará en la forma indicada en el artículo 10º del presente decreto;	e) Transferability: The transfer of ownership of the DS July 2026 Bonds shall be effected in the manner indicated in Article 10 of this Decree;

f) Fecha de Emisión: Cualquier fecha desde la publicación del presente decreto en el Diario Oficial y hasta el 30 de diciembre de 2026. La Fecha de Emisión de cada bono será el que se indique en el Símil respectivo;	f) Date of Issue: Any date from the publication of this Decree in the Official Gazette and until 30 December 2026. The Date of Issue of each bond shall be that indicated in the respective Simile;

g) Plazo y Forma de Colocación: Una o más colocaciones desde la fecha de publicación de este decreto, y hasta el 30 de diciembre de 2026, ambas fechas inclusive, mediante los procedimientos indicados en el artículo 10º del presente decreto. Para los efectos a que hubiere lugar, dichos procedimientos constituirán el mecanismo de colocación propio de la Tesorería para estos bonos, de manera que los primeros adquirentes deberán considerarlos como adquiridos en el “mercado primario formal”;	g) Placement Term and Form: One or more placements from the date of publication of this Decree, and until 30 December 2026, both dates inclusive, through the procedures indicated in Article 10 of this Decree. For applicable purposes, such procedures shall constitute the General Treasury’s own placement mechanism for these bonds, such that the initial purchasers must regard them as acquired in the “formal primary market”;

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h) Tasa de Interés: Los Bonos DS Julio 2026 que sean colocados devengarán un interés anual vencido, calculado en forma simple sobre la base de períodos semestrales de 180 días y de años de 360 días que comenzarán a devengarse a partir de la Fecha de Emisión. Dicho interés será de:	h) Interest Rate: The DS July 2026 Bonds that are placed shall accrue interest in arrears on an annual basis, calculated on a simple basis over semi-annual periods of 180 days and years of 360 days, which shall begin to accrue as of the Date of Issue. Such interest shall be:

- Hasta 10,00% para los Bonos BTP, pudiendo pactarse en los contratos de colocación y símiles, cláusulas o disposiciones que impacten la tasa de interés en función del cumplimiento o no de metas prestablecidas en el ámbito social, adaptación al cambio climático o la protección del medio ambiente;	- Up to 10.00% for the BTP Bonds, it being possible to agree, in the placement contracts and similes, clauses or provisions that impact the interest rate based on compliance or not with pre-established goals in the social field, adaptation to climate change or environmental protection;

- Hasta 7,00% para los Bonos BTU, pudiendo pactarse en los contratos de colocación y símiles, cláusulas o disposiciones que impacten la tasa de interés en función del cumplimiento o no de metas prestablecidas en el ámbito social, adaptación al cambio climático o la protección del medio ambiente;	- Up to 7.00% for the BTU Bonds, it being possible to agree, in the placement contracts and similes, clauses or provisions that impact the interest rate based on compliance or not with pre-established goals in the social field, adaptation to climate change or environmental protection;

i) Vencimiento y Amortización de Capital: El vencimiento de los Bonos BTP y los Bonos BTU ocurrirá después del año 2026. El año de vencimiento de cada bono será el que se indique en el Símil respectivo. El respectivo capital de estos bonos será amortizado en una sola cuota al vencimiento de éstos. En caso de que la fecha de vencimiento recayere en un día inhábil bancario, el pago se efectuará el día hábil bancario inmediatamente siguiente, sin devengo de intereses de ninguna clase por ese concepto;	i) Maturity and Amortization of Principal: The maturity of the BTP Bonds and the BTU Bonds shall occur after the year 2026. The year of maturity of each bond shall be that indicated in the respective Simile. The principal of these bonds shall be amortized in a single installment upon their maturity. If the maturity date falls on a non-business banking day, payment shall be made on the immediately following business banking day, without accrual of interest of any kind on that account;

j) Pago de Intereses: Los intereses devengados de los Bonos DS Julio 2026 serán pagados semestralmente. En caso de que dicha fecha recayere en un día inhábil bancario, el pago se efectuará el día hábil bancario inmediatamente siguiente, sin devengo de otras sumas por este concepto, ya sea por intereses o por cualquier otra causa, adicionales al interés devengado efectivamente hasta la fecha originalmente dispuesta para su pago. Cada obligación de pago semestral de intereses se hará constar mediante un cupón que formará parte del bono respectivo. El título de dichos cupones será emitido en la forma indicada en el artículo 10º del presente decreto;	j) Interest Payment: The interest accrued on the DS July 2026 Bonds shall be paid semi-annually. If such date falls on a non-business banking day, payment shall be made on the immediately following business banking day, without accrual of any other sums on this account, whether by way of interest or for any other reason, in addition to the interest effectively accrued up to the date originally set for its payment. Each semi-annual interest payment obligation shall be evidenced by a coupon forming part of the respective bond. The title of such coupons shall be issued in the manner indicated in Article 10 of this Decree;

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k) Moneda de Pago y Reajustabilidad: Las obligaciones pecuniarias emanadas de los Bonos DS Julio 2026 se pagarán en Pesos. Para los Bonos BTP, el pago será sin reajuste tanto en lo relacionado con la amortización de capital como respecto al pago de intereses. Para los Bonos BTU, el monto a pagar en pesos de las sumas expresadas en UF se calculará de acuerdo al valor de la UF aplicable para la fecha de pago dispuesta en este decreto. El valor de la UF será el que fije el Banco Central de conformidad con la facultad que le confiere el número 9 del artículo 35 de su Ley Orgánica Constitucional y que dicho organismo publica en el Diario Oficial;	k) Currency of Payment and Adjustment: The pecuniary obligations arising from the DS July 2026 Bonds shall be paid in Pesos. For the BTP Bonds, payment shall be made without adjustment, both with respect to the amortization of principal and the payment of interest. For the BTU Bonds, the amount payable in Pesos of the sums denominated in UF shall be calculated in accordance with the value of the UF applicable on the payment date established in this Decree. The value of the UF shall be that fixed by the Central Bank pursuant to the power conferred upon it by number 9 of Article 35 of its Constitutional Organic Law, and published by said institution in the Official Gazette;

l) Lugar de Pago: El pago de intereses o capital adeudado se efectuará en el lugar que determine la Tesorería, el cual, en todo caso, deberá ubicarse en la comuna de Santiago. El pago realizado mediante transferencias electrónicas de fondos se entenderá, para todos los efectos legales, efectuado en el domicilio legal de la Tesorería;	l) Place of Payment: Payment of interest or principal owed shall be made at the place determined by the General Treasury, which, in any case, must be located in the commune of Santiago. Payment made by electronic funds transfer shall be deemed, for all legal purposes, to have been made at the legal domicile of the General Treasury;

m) Aceleración: En caso de verificarse todas las condiciones del inciso siguiente, los tenedores de Bonos DS Julio 2026 podrán hacer exigible íntegra y anticipadamente, por la totalidad de los bonos emitidos de la misma serie, el capital insoluto y los intereses devengados hasta la fecha de verificación de dichas condiciones. En tal evento, se entenderá, para todos los efectos legales y administrativos a que hubiere lugar, que los Bonos DS Julio 2026 serán tratados como una obligación de plazo vencido. Las condiciones a verificarse copulativamente son las siguientes:	m) Acceleration: If all the conditions of the following paragraph are met, the holders of DS July 2026 Bonds may declare due and payable in full and in advance, for the entirety of the bonds issued of the same series, the outstanding principal and the interest accrued up to the date on which such conditions are verified. In such event, it shall be understood, for all legal and administrative purposes, that the DS July 2026 Bonds shall be treated as an obligation with a matured term. The conditions to be jointly verified are the following:

i) Ocurrir al menos uno de estos tres eventos: 1) la mora del Fisco en el cumplimiento de cualquiera de sus obligaciones de pago, ya sea respecto de los intereses o de la amortización de capital de los Bonos DS Julio 2026 de que se trate, sin necesidad de ninguna declaración judicial; 2) el incumplimiento del Fisco respecto de cualquiera de sus obligaciones emanadas de este decreto o de los Bonos correspondientes, y que provoque un grave daño o perjuicio al patrimonio de sus tenedores, sin que tal incumplimiento hubiere sido reparado dentro del centésimo día contado desde la fecha en que cualquier tenedor de Bonos DS Julio 2026 de la misma serie, hubiere notificado a la Tesorería respecto de tal incumplimiento; o 3) haberse acelerado, en contra del Fisco, el cumplimiento de obligaciones, por un monto total mínimo equivalente a $15.000.000.000.- (quince mil millones de pesos), derivadas directamente de obligaciones de pago correspondientes a valores representativos de deuda directa de largo plazo del Fisco colocada en mercados de capitales locales o internacionales;	i) The occurrence of at least one of these three events: 1) the Republic’s default in the performance of any of its payment obligations, whether with respect to interest or the amortization of principal of the DS July 2026 Bonds in question, without the need for any judicial declaration; 2) the Republic’s breach of any of its obligations arising from this Decree or from the corresponding Bonds, which causes serious harm or prejudice to the assets of its holders, without such breach having been remedied within the hundredth day counted from the date on which any holder of DS July 2026 Bonds of the same series notified the General Treasury of such breach; or 3) the acceleration, against the Republic, of the performance of obligations, for a minimum total amount equivalent to $15,000,000,000.-(fifteen billion pesos), arising directly from payment obligations corresponding to securities representing long-term direct debt of the Republic placed in local or international capital markets;

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ii) El acuerdo de los tenedores de los Bonos DS Julio 2026 de que se trate, de acelerar los créditos representados por dichos valores y hacerlos efectivos inmediatamente, declarando como de plazo vencido los plazos para el pago de capital e intereses de los Bonos DS Julio 2026 de que se trate, adoptado con el consentimiento de tenedores de los bonos respectivos que representen, a lo menos, la mayoría absoluta del capital pendiente de pago y vigente representado por los Bonos DS Julio 2026 a la fecha de dicho acuerdo; y	ii) The agreement of the holders of the DS July 2026 Bonds in question, to accelerate the credits represented by such securities and make them immediately effective, declaring as matured the terms for the payment of principal and interest of the DS July 2026 Bonds in question, adopted with the consent of holders of the respective bonds representing, at least, the absolute majority of the outstanding and current principal amount represented by the DS July 2026 Bonds as of the date of such agreement; and

iii) Notificar judicialmente a la Tesorería respecto de la ocurrencia de uno o más eventos indicados en el literal i) y de haberse resuelto la aceleración de los Bonos DS Julio 2026 de que se trate, conforme a lo señalado en el literal ii) precedente. Asimismo, en el caso de ocurrir el primer evento del literal i) cada tenedor de Bonos DS Julio 2026 de la serie correspondiente podrá, actuando directa e individualmente, hacer exigible íntegra y anticipadamente el capital insoluto y/o los intereses devengados e impagos hasta esa fecha, sin perjuicio de lo establecido en la letra n) siguiente, por la totalidad de los Bonos DS Julio 2026 de la misma serie bajo su dominio, sin necesidad de cumplir con los requisitos establecidos en los literales ii) y iii) precedentes;

iii) Judicial notice to the General Treasury of the occurrence of one or more of the events indicated in item i) and that the acceleration of the DS July 2026 Bonds in question has been resolved, in accordance with item ii) above. Likewise, in the event of the occurrence of the first event of item i), each holder of DS July 2026 Bonds of the corresponding series may, acting directly and individually, declare due and payable in full and in advance the outstanding principal and/or the interest accrued and unpaid up to that date, without prejudice to the provisions of letter n) below, for the entirety of the DS July 2026 Bonds of the same series under its ownership, without the need to comply with the requirements set forth in items ii) and iii) above;

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n) Efectos de la Mora: Las sumas que el Fisco adeudare a los tenedores de Bonos DS Julio 2026 por la mora en el pago de capital o intereses, se pagarán en la forma que se indica en la letra k) de este artículo. Las sumas a que se refiere esta letra n) devengarán, a partir de la fecha en que se haya hecho exigible la obligación de pago, el máximo interés permitido para operaciones no reajustables o reajustables, según corresponda;	n) Effects of Default: The sums owed by the Republic to the holders of DS July 2026 Bonds due to default in the payment of principal or interest shall be paid in the manner indicated in letter k) of this article. The sums referred to in this letter n) shall accrue, from the date on which the payment obligation became due, the maximum interest rate permitted for non-adjustable or adjustable transactions, as applicable;

ñ) Otros Gastos: Podrá convenirse el pago de otras obligaciones de dinero usuales para este tipo de operaciones financieras, tales como - aunque no limitado a- intereses penales, retribución por concepto de agencia fiscal, otras comisiones, pago de cobros por clasificación de riesgo de los bonos o de riesgo del emisor, honorarios y reembolsos de gastos que se irroguen;

ñ) Other Expenses: The payment of other monetary obligations usual for this type of financial transactions may be agreed, such as -although not limited to- default interest, remuneration for fiscal agency services, other commissions, payment of fees for risk classification of the bonds or of the issuer, fees and reimbursement of expenses incurred;

o) Normas Jurídicas Aplicables: La emisión, colocación y adquisición en el mercado de los Bonos DS Julio 2026, así como el servicio de los mismos, se regirán por lo dispuesto en el presente decreto; el artículo único de la Ley Nº 21.831; Ley de Administración Financiera del Estado; el artículo 104 de la Ley sobre Impuesto a la Renta en relación con el Decreto Supremo Nº 579, de 2014, del Ministerio de Hacienda; y por las demás reglamentaciones y normas administrativas pertinentes dictadas o que se dicten en el futuro conforme a la autorización dada en este decreto. En lo no previsto por las normas precedentemente citadas, se aplicará la Ley Nº 18.010 y las normas de la legislación general que resulten pertinentes. Con todo, se deja constancia que, conforme al inciso segundo del artículo 3º de la Ley Nº 18.045, no son aplicables las disposiciones del referido cuerpo legal, ya sea a los Bonos DS Julio 2026 como tal, a su emisión, a su emisor o a su colocación en el mercado de capitales local, con la sola excepción de la aplicación del artículo 23 letra d) de dicho cuerpo legal. En particular, en lo referido a la colocación de los Bonos DS Julio 2026 a través de la agencia fiscal, será aplicable la Ley Orgánica Constitucional del Banco Central.	o) Applicable Legal Rules: The issuance, placement and acquisition in the market of the DS July 2026 Bonds, as well as their servicing, shall be governed by the provisions of this Decree; the sole article of Law No. 21,831; the State Financial Administration Law; Article 104 of the Income Tax Law in relation to Supreme Decree No. 579 of 2014 of the Ministry of Finance; and by the other pertinent regulations and administrative rules issued or to be issued in the future pursuant to the authorization granted in this Decree. In matters not provided for by the rules cited above, Law No. 18,010 and the pertinent rules of general legislation shall apply. Notwithstanding the foregoing, it is hereby stated that, pursuant to the second paragraph of Article 3 of Law No. 18,045, the provisions of said legal body are not applicable, whether to the DS July 2026 Bonds as such, to their issuance, to their issuer or to their placement in the local capital market, with the sole exception of the application of Article 23 letter d) of said legal body. In particular, with respect to the placement of the DS July 2026 Bonds through the fiscal agency, the Constitutional Organic Law of the Central Bank shall be applicable.

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La adquisición de los Bonos DS Julio 2026, ya sea en el mercado primario o secundario, implicará para el adquirente la aceptación y ratificación pura y simple de todas las normas y condiciones de emisión, colocación, adquisición y servicio precedentemente referidas, como asimismo de las características y condiciones de los Bonos DS Julio 2026 y de las leyes y normas que les sean aplicables.	The acquisition of the DS July 2026 Bonds, whether in the primary or secondary market, shall imply for the acquirer the pure and simple acceptance and ratification of all the rules and conditions of issuance, placement, acquisition and servicing referred to above, as well as of the characteristics and conditions of the DS July 2026 Bonds and of the laws and rules applicable to them.

Artículo 9º.- Los documentos que se otorguen en virtud de lo dispuesto en los artículos 1º y 2º de este decreto deberán, además, ser firmados por el Tesorero General de la República o el funcionario designado por el Presidente de la República, y refrendados por el Contralor General de la República, según corresponda, en virtud de lo dispuesto en los artículos 45 y 46 de la Ley de Administración Financiera del Estado, o de la ley aplicable a los contratos referidos.	Article 9°.- The documents granted pursuant to the provisions of Articles 1 and 2 of this Decree shall also be signed by the Treasurer General of the Republic or the official designated by the President of the Republic, and authenticated by the Comptroller General of the Republic, as appropriate, pursuant to the provisions of Articles 45 and 46 of the State Financial Administration Law, or of the law applicable to the contracts referred to.

Tratándose de los bonos emitidos en los mercados externos autorizados por el artículo 1º de este decreto, autorízase al Cónsul General de Chile en Nueva York en virtud de lo establecido en el inciso segundo del artículo 46 de la Ley de Administración Financiera del Estado, para que en el evento que los contratos y documentos a que se refiere este decreto se otorguen o suscriban en el exterior, proceda a su refrendación, en representación del Contralor General de la República.	In the case of bonds issued in foreign markets authorized by Article 1 of this Decree, the Consul General of Chile in New York is authorized, by virtue of the second paragraph of Article 46 of the State Financial Administration Law, so that in the event that the contracts and documents referred to in this Decree are granted or subscribed abroad, he may authenticate them on behalf of the Comptroller General of the Republic.

Artículo 10º.- Dispóngase que los bonos a que alude el artículo 1º de este decreto podrán ser emitidos sin impresión física, no afectándose por ello la calidad jurídica de los mismos ni su naturaleza como valores, sujetándose en todo a lo establecido en el artículo 47 bis de la Ley de Administración Financiera del Estado.	Article 10°.- It is hereby provided that the bonds referred to in Article 1 of this Decree may be issued in dematerialized form, without affecting thereby their legal status or their nature as securities, subject in all respects to the provisions of Article 47 bis of the State Financial Administration Law.

Dispóngase, asimismo, que los Bonos a que alude el artículo 2º de este decreto, sean emitidos sin impresión física, sujetándose en todo a lo establecido en el artículo 47 bis de la Ley de Administración Financiera del Estado y a las siguientes reglas, que constituyen la reglamentación requerida por el primer inciso de dicho artículo:	It is further provided that the Bonds referred to in Article 2 of this Decree shall be issued in dematerialized form, subject in all respects to the provisions of Article 47 bis of the State Financial Administration Law and to the following rules, which constitute the regulations required by the first paragraph of said Article:

a) Cuando el Banco Central actúe como agente fiscal se sujetará a las reglas establecidas en el Decreto de Agencia y sus modificaciones;	a) When the Central Bank acts as Fiscal Agent, it shall be subject to the rules set forth in the Agency Decree and its amendments;

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b) En aquellos casos en los que el Banco Central no actúe en el carácter de agente fiscal, se sujetará a las siguientes reglas:	b) In those cases in which the Central Bank does not act as Fiscal Agent, it shall be subject to the following rules:

i) La emisión de los Bonos sólo tendrá validez una vez que el Tesorero General de la República haya suscrito y el Contralor General de la República haya refrendado una réplica o símil (en adelante, el “Símil”) por cada una de las emisiones de los Bonos. Por ese solo acto y para todos los efectos legales a que hubiere lugar, se entenderá válidamente emitida y refrendada la totalidad de los Bonos que integran la emisión correspondiente. Los términos y condiciones de cada uno de los Bonos serán idénticos a los contenidos en el Símil de su respectiva emisión. Adicionalmente, el Ministerio de Hacienda y la Tesorería publicarán en sus respectivos sitios electrónicos una copia electrónica de cada Símil debidamente suscrita por el Tesorero General de la República y refrendada por el Contralor General de la República;	i) The issuance of the Bonds shall only be valid once the Treasurer General of the Republic has signed and the Comptroller General of the Republic has authenticated a replica or simile (hereinafter, the “Simile”) for each of the issuances of the Bonds. By that sole act and for all legal purposes, the totality of the Bonds comprising the corresponding issuance shall be deemed to have been validly issued and authenticated. The terms and conditions of each one of the Bonds shall be identical to those contained in the Simile of their respective issuance. Additionally, the Ministry of Finance and the General Treasury shall publish on their respective websites an electronic copy of each Simile duly signed by the Treasurer General of the Republic and authenticated by the Comptroller General of the Republic;

ii) En caso de contratar un agente fiscal distinto al Banco Central, se podrá facultar en el respectivo contrato o sus modificaciones, u otra institución actuando en virtud de un contrato de emisión similar para que mantenga, conforme a las normas que le sean aplicables, el registro a que se refiere el inciso final del artículo 47 bis de la Ley de Administración Financiera del Estado (en adelante, el “Registro”). En caso de que no se encargue la mantención del Registro a un agente fiscal u otra institución, será la Tesorería la encargada de mantenerlo;	ii) In the event of contracting a fiscal agent other than the Central Bank, the respective contract or its amendments, or another institution acting under a similar issuance contract, may be empowered to maintain, in accordance with the applicable rules, the registry referred to in the final paragraph of Article 47 bis of the State Financial Administration Law (hereinafter, the “Registry”). In the event that a fiscal agent or other institution is not entrusted with the maintenance of the Registry, the General Treasury shall be in charge of maintaining it;

iii) La adquisición inicial y posterior transferencia de los Bonos se efectuará mediante la realización de las anotaciones en cuenta que se lleven a cabo según lo dispuesto en la Ley Nº 18.876;	iii) The initial acquisition and subsequent transfer of the Bonds will be effected by means of book entries made in accordance with the provisions of Law No. 18,876;

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iv) La Empresa de Depósito encargada de la custodia de los Bonos registrará, conforme a las normas que la rigen, lo siguiente:	iv) The Depositary Company in charge of the custody of the Bonds shall record, in accordance with the rules that govern it, the following:

i. La identidad de los depositantes iniciales de los Bonos, sus números de rol único tributario, domicilio y sus posiciones medidas como montos de capital;	i. The identity of the initial depositors of the Bonds, their unique tax identification numbers, domicile and their positions measured as principal amounts;

ii. Las transferencias de dominio de los Bonos efectuadas con posterioridad al depósito inicial de éstos, indicando el saldo de los mismos en el haber registrado de los respectivos depositantes, o de los mandantes de éstos en su caso;	ii. Transfers of ownership of the Bonds made after their initial deposit, indicating the balance of such Bonds in the balance credited to the relevant account of the respective depositors, or of their principals, as the case may be;

iii. Los gravámenes, derechos reales, embargos, medidas precautorias o limitaciones al dominio de cualquier clase, origen, naturaleza y denominación que puedan afectar a uno o más Bonos y sean legalmente notificados o constituidos ante la Empresa de Depósito;	iii. Liens, rights in rem, attachments, seizures, precautionary measures or restrictions on ownership of any kind, origin, nature and denomination that may affect one or more Bonds and are legally notified or constituted before the Depositary Company;

iv. La indicación de aquellos Bonos que se impriman físicamente de acuerdo a este decreto, poniendo término al depósito de los Bonos desmaterializados en la Empresa de Depósito. Lo anterior deberá informarse a la Tesorería y al encargado de llevar el Registro tan pronto como se materialice el retiro de custodia del o los Instrumentos respectivos, a objeto de que éste descuente del Registro mantenido a favor de la Empresa de Depósito, la cantidad de Bonos correspondientes;	iv. The indication of those Bonds that are physically printed according to this Decree, terminating the deposit of the dematerialized Bonds in the Depositary Company. The above shall be reported to the General Treasury and to the person in charge of keeping the Registry as soon as the withdrawal from custody of the respective Instrument or Instruments takes place, in order for the latter to deduct from the Registry kept in favor of the Depositary Company, the amount of the corresponding Bonds;

v) Atendida la naturaleza de la emisión, los títulos de los cupones representativos de intereses devengados por los Bonos, según corresponda, no serán impresos físicamente y se entenderá que existen, para todos los efectos legales, anexos al Bono al que acceden. Tal vinculación será representada legítimamente por las suscripciones y refrendaciones de los Símiles indicados en la letra b) de este artículo y por la anotación en cuenta que se realice en el Registro;	v) In view of the nature of the issue, the coupon titles representing interest accrued on the Bonds, as applicable, will not be physically printed and will be understood to exist, for all legal purposes, attached to the Bond to which they are attached. Such linkage shall be legitimately represented by the subscriptions and countersignatures of the Similes indicated in letter b) of this article and by the book entry made in the Registry;

vi) Cada tenedor de Bonos, o su mandante con cuenta individual si aquél actúa por cuenta de otro, que haya depositado los Bonos bajo su dominio en la Empresa de Depósito y figure debidamente anotado en el registro de anotaciones en cuenta que llevará la mencionada Empresa de Depósito, tendrá derecho a requerir y obtener la impresión física de los Bonos correspondientes sólo en los siguientes casos:	vi) Each holder of Bonds, or his principal with individual account if he is acting on behalf of another, who has deposited the Bonds owned or held by it with the Depositary Company and is duly recorded in the book-entry register kept by the said Depositary Company, shall be entitled to request and obtain the physical certificate of the corresponding Bonds only in the following cases:

i. Si la Empresa de Depósito aumentara las tarifas o remuneraciones por los servicios que preste y sean tales servicios obligatorios para el depositante, siempre que dichos cobros lo pudieren afectar;	i. If the Depositary Company increases the fees or remunerations for the services it renders and such services are mandatory for the depositor, provided that such charges may affect the depositor;

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ii. Si la Empresa de Depósito implementara nuevos servicios remunerados cuya utilización sea obligatoria para el depositante;	ii. If the Depositary Company implements new remunerated services whose use is mandatory for the depositor;

iii. Si el tenedor de Instrumentos requiriera depositar los valores en otra Empresa de Depósito y no existieren sistemas o procedimientos que permitan registrar las transferencias de valores entre ambas empresas. Se entenderá por transferencia de valores, para estos efectos, los movimientos electrónicos de los valores registrados en cuenta de una Empresa de Depósito a otra de igual naturaleza.	iii. If the Bondholder requires to deposit the securities in another Depositary Company and there are no systems or procedures that allow recording the transfer of securities between both companies. For these purposes, transfer of securities shall be understood as the electronic movements of securities registered in the account of one Depositary Company to another of the same nature.

Por tanto, el tenedor de Bonos o su mandante con cuenta individual, según sea el caso, deberá requerir el retiro de los mismos a la Empresa de Depósito y solicitar, a través de ésta a la Tesorería, la impresión física del o los títulos respectivos. De proceder la impresión física solicitada, ésta se efectuará en la institución que la Tesorería determine, observando las condiciones físicas y de seguridad que ésta disponga, debiendo el solicitante hacerse cargo de los costos de impresión correspondientes.	Therefore, the Bond holder or his principal with an individual account, as the case may be, must request the withdrawal of the instruments from the Depositary Company and request, through the Depositary Company, to the General Treasury, the physical printing of the respective instrument(s). If the requested physical printing is carried out, it shall be done at the institution determined by the General Treasury, observing the physical and security conditions provided by the latter, and the applicant shall be responsible for the corresponding printing costs.

Los Bonos que sean documentados en un título físico impreso al efecto se regirán, en lo que no sea contrario a su naturaleza, por las disposiciones de los artículos 45 y 46 de la Ley de Administración Financiera del Estado; la Ley Nº 18.092; el artículo 2º de la Ley Nº 18.552; el artículo 165 del Código de Comercio y las disposiciones del presente decreto. Con todo, los tenedores de Bonos o sus mandantes con cuenta individual, según sea el caso, que hubieren obtenido la impresión del o los títulos correspondientes, deberán depositar el título físico en la Empresa de Depósito y mantenerlo en tal condición bajo las reglas establecidas en la Ley Nº 18.876 durante toda la vigencia de la emisión hasta su vencimiento y pago, inclusive, salvo en caso que, por orden judicial, el título físico sea requerido para ser acompañado en los autos correspondientes.	The Bonds that are documented in a physical title printed for such purpose shall be governed, as far as it is not contrary to their nature, by the provisions of Articles 45 and 46 of the State Financial Administration Law; Law No. 18,092; Article 2 of Law No. 18,552; Article 165 of the Commercial Code and the provisions of this Decree. However, the holders of Bonds or their principals with an individual account, as the case may be, who have obtained the printing of the corresponding security or securities, must deposit the physical security in the Depositary Company and keep it in such condition under the rules set forth in Law No. 18,876 during the entire term of the issue until its maturity and payment, inclusive, except in the event that, by court order, the physical security is required to be filed in the relevant court proceedings.

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Artículo 11º.- El Tesorero General de la República será el encargado de representar al Fisco en la administración de las emisiones de todos los bonos o valores representativos de deuda pública directa autorizados por este decreto, estando especialmente facultado para, aunque no limitado a, ejecutar las siguientes funciones:	Article 11°.- The Treasurer General of the Republic shall be in charge of representing the Republic in the administration of the issuance of all bonds or securities representing direct public debt authorized by this Decree, being especially empowered to, but not limited to, perform the following functions:

a) Pagar los intereses, compensaciones, comisiones, honorarios y gastos que procedan de acuerdo a este decreto, en virtud de lo dispuesto en el Nº 4 del artículo 2º del Decreto con Fuerza de Ley Nº 1, de 1994, del Ministerio de Hacienda, los que podrán ser deducidos de los recursos obtenidos de la colocación de los bonos autorizados por este decreto;	a) Pay the interest, compensation, commissions, fees and expenses that may be applicable pursuant to this Decree, in accordance with the provisions of Article 2, No. 4 of Decree with Force of Law No. 1 of 1994 of the Ministry of Finance, which may be deducted from the resources obtained from the placement of the bonds authorized by this Decree;

b) Rescatar estos bonos a la fecha de su vencimiento correspondiente, pudiendo celebrar acuerdos especiales para el rescate anticipado de los mismos. En este caso el rescate podrá hacerse en cualquier momento, en todo o en parte, a prorrata, sin premio ni sanción;	b) Redeem these bonds at the corresponding maturity date, and may enter into special agreements for the early redemption thereof. In this case the redemption may be made at any time, in whole or in part, on a pro rata basis, without premium or penalty;

c) Convenir y pagar otros gastos, según se indica en las condiciones financieras de estos bonos.	c) Agree upon and pay other expenses, as indicated in the financial conditions of these bonds.

Lo anterior, será efectuado por la Tesorería con cargo a los fondos que anualmente se consulten en el Programa Servicio de la Deuda Pública de la partida presupuestaria Tesoro Público de la Ley de Presupuestos del Sector Público para el año correspondiente.	The foregoing shall be carried out by the General Treasury against the funds annually consulted in the Public Debt Service Program of the Public Treasury budget item of the Public Sector Budget Law for the corresponding year.

Artículo 12º.- Mediante uno o más decretos supremos podrán modificarse, en todo o en parte, los términos y condiciones de cada emisión de Bonos DS Julio 2026, y los términos de este decreto que se le apliquen, solamente si el emisor cuenta con la aprobación y consentimiento de los tenedores de la respectiva serie de Bonos DS Julio 2026 que representen un monto igual o mayor al setenta y cinco por ciento del capital de dicha emisión que esté vigente y pendiente de pago. Asimismo, podrán modificarse, en todo o en parte, los términos y condiciones de más de una serie de Bonos DS Julio 2026, en caso que cumplan copulativamente con los siguientes requisitos: i) aprobación y consentimiento de los tenedores por un monto igual o mayor a dos tercios del capital total agregado vigente y pendiente de pago de todas las series afectadas por las modificaciones; y ii) aprobación y consentimiento de los tenedores de cada serie por un monto igual o mayor a cincuenta por ciento del capital vigente y pendiente de pago de cada serie de Bonos DS Julio 2026 sujeto a modificaciones. Con todo, las modificaciones anteriormente señaladas solamente podrán referirse a las materias señaladas a continuación, según corresponda:	Article 12°.- Through one or more supreme decrees, the terms and conditions of each issue of DS July 2026 Bonds may be modified, in whole or in part, and the terms of this Decree applicable thereto, only if the issuer has the approval and consent of the holders of the respective series of DS July 2026 Bonds representing an amount equal to or greater than seventy-five percent of the principal amount of such issue that is current and outstanding. Likewise, the terms and conditions of more than one series of DS July 2026 Bonds may be amended, in whole or in part, if they comply with the following requirements: i) approval and consent of the holders in an amount equal to or greater than two-thirds of the total aggregate outstanding principal amount of all series affected by the amendments; and ii) approval and consent of the holders of each series in an amount equal to or greater than fifty percent of the outstanding principal amount of each series of DS July 2026 Bonds subject to the amendments. However, the aforementioned amendments may only refer to the matters set forth below, as applicable:

a) Modificar la fecha de vencimiento y pago del capital o de los intereses;	a) Modify the maturity and payment date of principal or interest;

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b) Remitir parcialmente las sumas adeudadas por concepto de intereses;	b) Partially remit the sums owed for interest;

c) Modificar la moneda o lugar de pago del capital o de los intereses;	c) Modify the currency or place of payment of the principal or interest;

d) Suspender o limitar de cualquier otra forma el ejercicio de los derechos para demandar el pago del capital o de los intereses;	d) Suspend or otherwise limit the exercise of the rights to demand payment of principal or interest;

e) Modificar el monto adeudado por concepto de intereses y pagadero a los tenedores de dichos bonos, con ocasión de la aceleración del pago de los mismos;	e) Modify the amount due for interest and payable to the holders of such bonds, on the occasion of the acceleration of the payment thereof;

f) Modificar la naturaleza desmaterializada de dichos bonos o las reglas aquí establecidas para solicitar la impresión física del título correspondiente;	f) Modify the dematerialized nature of such bonds or the rules herein established to request the physical printing of the corresponding security;

g) Modificar la ley aplicable a dichos bonos o someter el conocimiento y resolución de las cuestiones y disputas relativas a dichos bonos, suscitadas entre el emisor y los tenedores de los mismos, a una jurisdicción extranjera, de conformidad con lo dispuesto en el Decreto Ley Nº 2.349, de 1978;	g) Modify the law applicable to such bonds or submit the knowledge and resolution of questions and disputes relating to such bonds, arising between the issuer and the holders thereof, to a foreign jurisdiction, in accordance with the provisions of Decree Law No. 2,349 of 1978;

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h) Declarar la conversión o canje obligatorio de dichos bonos por otros títulos de deuda emitidos al efecto;	h) Declare the mandatory conversion or exchange of such bonds for other debt securities issued for such purpose;

i) Alterar las normas relativas a la modificación de las características de dichos bonos contenidas en este decreto.	i) To alter the rules relating to the amendment of the characteristics of such bonds contained in this Decree.

En todas las demás materias, los términos y condiciones de los Bonos DS Julio 2026, establecidos en el presente decreto, sólo podrán modificarse por decreto supremo en la medida que se cuente previamente con la aprobación y consentimiento de los tenedores de los bonos objeto de la modificación que representen un monto igual o mayor a los dos tercios del total del capital de dichos bonos, que estén vigentes y pendientes de pago.	In all other matters, the terms and conditions of the DS July 2026 Bonds, established in this Decree, may only be modified by supreme decree to the extent that the approval and consent of the holders of the bonds subject to the amendment representing an amount equal to or greater than two-thirds of the total principal amount of such bonds, which are in force and pending payment, is previously obtained.

Con todo, no se requerirá del consentimiento de los tenedores de los Bonos DS Julio 2026 respectivos y podrán modificarse, simplemente por medio de decreto supremo, tanto los términos y condiciones de dichos bonos como este decreto, para los siguientes propósitos, según corresponda:	However, the consent of the holders of the respective DS July 2026 Bonds shall not be required, and the terms and conditions of such bonds and this Decree may be modified, simply by means of a supreme decree, for the following purposes, as applicable:

a) Modificar este decreto para aclarar aquello en que sea ambiguo o para corregir errores formales de texto;	a) To amend this Decree to clarify that in which it is ambiguous or to correct formal errors of text;

b) Establecer e incluir, a favor de los tenedores de alguno de los Bonos DS Julio 2026, beneficios tales como preferencias, cauciones o garantías, sin perjuicio de lo dispuesto en el artículo 13º; o	b) To establish and include, in favor of the holders of any of the DS July 2026 Bonds, benefits such as preferences, security or guarantees, without prejudice to the provisions of Article 13; or

c) Cualquier otro que no afecte el derecho o interés de los tenedores de alguno de los Bonos DS Julio 2026, en relación con la emisión y pago de los mismos o de sus intereses.	c) Any other benefit that does not affect the right or interest of the holders of any of the DS July 2026 Bonds, in connection with the issuance and payment thereof or the interest thereon.

Para los efectos de este decreto, los Bonos DS Julio 2026 bajo el dominio de la Tesorería o de cualquier persona perteneciente, directa o indirectamente, al sector público de conformidad con la Ley de Administración Financiera del Estado, o de las empresas del Estado, o las empresas, sociedades o instituciones en las que el sector público o sus empresas tengan un aporte de capital superior al 50% del capital social de dichas entidades o que sean controladas por el Fisco, no serán considerados para el cálculo de las mayorías señaladas en este artículo ni en cualquier otra materia que sea objeto de votación de acuerdo con este decreto y, en consecuencia, se considerarán como no emitidos únicamente para estos efectos. Se entenderá que el Fisco controla directa o indirectamente una entidad en los casos establecidos en el artículo 97 de la Ley Nº 18.045.	For the purposes of this Decree, the DS July 2026 Bonds under the domain of the General Treasury or of any person belonging, directly or indirectly, to the public sector in accordance with the State Financial Administration Law, or of State enterprises, or enterprises, companies or institutions in which the public sector or its companies have a capital contribution of more than 50% of the capital stock of such entities or which are controlled by the Republic, shall not be considered for the calculation of the majorities indicated in this article or in any other matter that is subject to voting in accordance with this Decree and, consequently, shall be considered as not issued solely for these purposes. It shall be understood that the Republic directly or indirectly controls an entity in the cases set forth in Article 97 of Law No. 18,045.

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Artículo 13º.- [No aplicable para esta emisión].	Article 13°.- [Not applicable to this transaction]

Artículo 14º.- Facúltase a la Tesorería para que acuerde uno o más medios de comunicación escrita para publicar los avisos, solicitudes u otras comunicaciones que deban darse a los tenedores de todos los bonos o valores representativos de deuda pública directa autorizados por este decreto.	Article 14°.- The General Treasury is hereby empowered to agree on one or more means of written communication to publish the notices, requests or other communications to be given to the holders of all bonds or securities representing direct public debt authorized by this Decree.

Artículo 15º.- Autorízase al Ministro de Hacienda y al Tesorero General de la República para que, previo decreto supremo, procedan a una o varias reaperturas de la serie de Bonos DS Julio 2026, con el objeto de incrementar el monto emitido y colocado de dichos instrumentos, aumentando de esta manera la cantidad de títulos pertenecientes a la misma serie.	Article 15°.- The Minister of Finance and the Treasurer General of the Republic are hereby authorized, subject to a prior supreme decree, to proceed with one or more reopenings of the series of DS July 2026 Bonds, for the purpose of increasing the amount issued and placed of such instruments, thereby increasing the number of securities belonging to the same series.

Artículo 16º.- Déjase constancia que el decreto supremo Nº 1.784, de 2025, del Ministerio de Hacienda continúa plenamente vigente, y que la emisión de valores representativos de deuda pública directa que autoriza podrá realizarse, indistintamente, de forma separada o conjunta con la autorizada en el presente decreto.	Article 16°.- It is hereby stated that Supreme Decree No. 1,784 of 2025 of the Ministry of Finance remains in full force and effect, and that the issuance of securities representing direct public debt authorized thereunder may be carried out, indistinctly, separately from or jointly with that authorized under this Decree.

Anótese, tómese razón y publíquese.- “Por orden del Presidente de la República”, Jorge Antonio Quiroz Castro, Ministro de Hacienda.	Let it be recorded, registered by the Office of the Comptroller General of the Republic and published. — “By order of the President of the Republic,” Jorge Antonio Quiroz Castro, Minister of Finance.

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VIII.	CARTA DEL MINISTERIO DE HACIENDA INSTRUYENDO AL CÓNSUL GENERAL DE CHILE EN NUEVA YORK, EE. UU., PARA QUE ACTÚE COMO REPRESENTANTE DE LA REPÚBLICA DE CHILE PARA LOS EFECTOS QUE EN ELLA SE INDICAN, CON FECHA 18 DE DICIEMBRE DE 2025.

Ministerio de Hacienda

Gobierno de Chile

Coordinación de Finanzas y Asuntos Internacionales
CMV/VGC
E11744/2025

MINISTERIO DE HACIENDA
18 DIC 2025
TOTALMENTE TRAMITADO
DOCUMENTO OFICIAL

SANTIAGO, **18 DICIEMBRE 2025**

ORD. Nº **2795/2025**

MAT.: Designación de representante de la República de Chile en Nueva York, Estados Unidos de América, para efectos de emisión de deuda pública.

DE: NICOLÁS GRAU VELOSO
MINISTRODE HACIENDA

A: MARTA BONET GUERRICABEITÍA
DIRECTORA GENERAL DE ASUNTOS CONSULARES, INMIGRACIÓN Y DE CHILENOS EN EL EXTERIOR
MINISTERIO DE RELACIONES EXTERIORES

Mediante el presente se informa a Ud. que, haciendo uso de la facultad establecida en el artículo 3º de la Ley Nº 21.796, de Presupuestos para el sector público correspondiente al año 2026, el Fisco de la República de Chile, durante el año 2026, procederá a la emisión y colocación de valores representativos de deuda pública en los mercados externos y/o local con oferta simultánea en el extranjero.

Así, mediante el artículo 12º del Decreto de Emisión, de esta Secretaría de Estado, se ha autorizado al Cónsul General de Chile en Nueva York para celebrar, otorgar, ejecutar o suscribir todos los actos, contratos y documentos que sean necesarios para proceder a la emisión, registro, colocación, y enajenación de obligaciones de endeudamiento, así como para establecer cualquier otro aspecto requerido para llevar a cabo dichas operaciones, según lo establecido en dicho acto administrativo.

Acorde con lo anterior, solicito a Ud., tenga a bien, instruir al señor Cónsul General de Chile en la ciudad de Nueva York, Estados Unidos de América, para firmar los actos y contratos que sean necesarios para su emisión y colocación, sujeto a la toma de razón y publicación del mencionado Decreto de Emisión, así como a actuar como Agente de Proceso en nombre y representación de la República de Chile.

Finalmente, informo a Ud. que, en las gestiones correspondientes a esta emisión, la República de Chile será asesorada por la firma de abogados Shearman & Sterling LLP. El señor Alejandro Gordano (alejandro.gordano@shearman.com), se encuentra disponible para atender cualquier consulta en relación con esta materia.

Sin otro particular, saluda atentamente a Ud.,

NICOLÁS GRAU VELOSO
MINISTRO DE HACIENDA

NICOLÁS GRAU VELOSO
MINISTRO DE HACIENDA
SUBSECRETARÍA DE HACIENDA

Este documento ha sido firmado electrónicamente y para su verificación ingrese en www.hacienda.cl/verificacion el código : S6D5-7G56-4KG2-FX00

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VIII. LETTER FROM THE MINISTRY OF FINANCE INSTRUCTING THE CONSUL GENERAL OF CHILE IN NEW YORK, UNITED STATES OF AMERICA, TO ACT AS REPRESENTATIVE OF THE REPUBLIC OF CHILE FOR THE PURPOSES SET FORTH THEREIN, DATED DECEMBER 18, 2025.

“…	MAT.:	Designation of representative of the Republic of Chile in New York, United States of América, for public debt purposes.

SANTIAGO, December 18, 2025

FROM:	NICOLÁS GRAU VELOSO MINISTER OF FINANCE

TO:	MARTA BONET GUERRICABEITÍA

DIRECTOR GENERAL OF CONSULAR AFFAIRS, IMMIGRATION AND CHILEANS ABROAD - MINISTRY OF FOREIGN AFFAIRS

We hereby inform you that, pursuant to the authority granted by Article 3 of Law No. 21,796, the Public Sector Budget Law for 2026, during 2026 the Treasury of the Republic of Chile will issue and place public debt securities in international markets and/or the domestic market, with simultaneous offerings abroad.

Pursuant to Article 12 of the Issuance Decree issued by this Ministry, the Consul General of Chile in New York has been authorized to enter into, execute and deliver all instruments, agreements and documents necessary to effect the issuance, registration, placement and sale of debt obligations, and to establish any other matters required to carry out such transactions, in accordance with that administrative instrument.

Accordingly, I request that you instruct the Consul General of Chile in New York, United States of America, to execute the instruments and agreements necessary for such issuance and placement, subject to the Issuance Decree being duly registered by the Office of the Comptroller General of the Republic and published, and to act as agent for service of process in the name and on behalf of the Republic of Chile.

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Finally, I inform you that the Republic of Chile will be advised in connection with this issuance by the law firm Shearman & Sterling LLP. Mr. Alejandro Gordano (alejandro.gordano@shearman.com) is available to respond to any questions regarding this matter.

Without any other particular, best regards,

NICOLÁS GRAU VELOSO

MINISTER OF FINANCE

…”

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